Exhibit 10.3

Agreed Form

[            ] 2008

SHAREHOLDERS’ AGREEMENT

between

[LION/RALLY CAYMAN 1 LP]

and

[BISON/BISON INVESTMENT VEHICLE]

and

[LION/RALLY CARRY ENG 1 LP]

and

[LION/RALLY CAYMAN 2]

and

[BISON PARENT]

WEIL, GOTSHAL & MANGES

One South Place London EC2M 2WG

Tel: +44 (0) 20 7903 1000 Fax: +44 (0) 20 7903 0990

www.weil.com

TABLE OF CONTENTS

		Page
1	DEFINITIONS	1

2	AGREEMENT TO SUBSCRIBE	11

3	NEW ISSUES	11

4	RESTRICTIONS ON DEALINGS WITH SECURITIES	13

5	COMPLETION OF TRANSFERS	20

6	EXIT	21

7	IPO OF LUXCO1	22

8	CALL OPTION	22

9	PUT OPTION	25

10	CONDUCT OF THE FAMILY	28

11	ACQUISITIONS AND DISPOSALS	28

12	PARENT GUARANTEE	29

13	DIRECTORS	29

14	ACCESS TO INFORMATION AND ACCOUNTS	32

15	ADVISORY AGREEMENTS	33

16	NON-SOLICITATION	33

17	WARRANTIES	33

18	CONFIDENTIALITY AND CONTACT RESTRICTIONS	34

19	DEEDS OF ADHERENCE	35

20	TERMINATION	36

21	ANNOUNCEMENTS	36

22	TAX AND VCOC	37

23	ASSIGNMENT AND SUB-CONTRACTING	39

24	EXCLUSION OF AGENCY, PARTNERSHIP OR JOINT VENTURE	39

25	CAPACITY	39

26	FURTHER ASSURANCE, CONFLICT AND COMPLIANCE WITH ARTICLES, MODIFICATIONS TO ACCOMMODATE THE PARTIES’ TAX EFFICIENCY	40

27	ENTIRE AGREEMENT	41

28	VARIATION	41

29	WAIVER	41

i

TABLE OF CONTENTS

(continued)

		Page
30	ILLEGALITY AND SEVERANCE	41

31	RIGHTS OF THIRD PARTIES AND NO RECOURSE	42

32	COUNTERPARTS	42

33	NOTICES	42

34	EFFECT OF COMPLETION	44

35	JURISDICTION	44

36	GOVERNING LAW	44

SCHEDULE 1 SHARE SUBSCRIPTION AMOUNTS		45

SCHEDULE 2 DEED OF ADHERENCE		46

SCHEDULE 3 LUXCO1 SHAREHOLDERS’ AGREEMENT		48

SCHEDULE 4 PLEDGE AGREEMENT		49

SCHEDULE 5 INVESTOR REPRESENTATION LETTER		50

SCHEDULE 6 REGISTRATION RIGHTS AGREEMENT		51

ii

THIS AGREEMENT is made on [—] 2008 between the following parties

(1)	[LION/RALLY CAYMAN 1 LP] [details] (the “Initial Lion Party”);

(2)	[BISON/BISON INVESTMENT VEHICLE] [details] (the “Initial Bison Party”);

(3)	[LION/RALLY CARRY ENG 1 LP] [details] (“Lion CLP”);

(4)	[LION/RALLY CAYMAN 2] [a company incorporated in the Cayman Islands having its registered office at [—]] (the “Company”); and

(5)	CENTRAL EUROPEAN DISTRIBUTION CORPORATION, a [Delaware Corporation], the common stock of which is listed on the Nasdaq Global Select Market under the symbol “CEDC” and the principal executive office of which is located in Warsaw, Poland at 02-690 Warszawa, ul. Bokserska 66 (the “Parent”).

WHEREAS

(A)	The Company was incorporated on [—] under the laws of the Cayman Islands as a private limited liability company specifically for the purpose of the Acquisition.

(B)	Since its incorporation, the Company has not traded or undertaken any business activities of any sort, has not given any security or incurred any indebtedness, and no Shareholder nor Board resolutions of the Company have been passed, save as required pursuant to the Transaction Documents.

(C)	On or by the Closing Date, the Initial Lion Party, the Initial Bison Party & Lion CLP have agreed to subscribe for shares in the Company to finance the Acquisition.

(D)	The Initial Lion Party, the Initial Bison Party, Lion CLP and the Company have agreed to make provision for the management and administration of the affairs of the Company on the terms and conditions set out in this Agreement.

NOW IT IS HEREBY AGREED as follows

1	DEFINITIONS

1.1	In this Agreement (including the Recitals), except where the context otherwise requires, the following words and expressions shall have the following meanings:

“A Ordinary Shares”	the A Ordinary Shares with a nominal value of $[—] each in the capital of the Company;

“Acquisition”	the acquisition by Pasalba Limited of the Sale Shares under the SPA;

“Advisory Agreements”	(i) the Monitoring and Oversight Agreement and (ii) the Corporate Finance Advisory Agreement, each to be entered into on or prior to the Closing Date between a Group Company and a Lion Party (or any one or more of its designated Affiliates or any one or more of the Affiliates of any shareholder (or partner) in a Lion Party) as each may be amended from time to time;

“Affiliate”	with respect to any person, another person Controlled directly or indirectly by such first person, Controlling directly or indirectly such first person or directly or indirectly under the same Control as such first person, and “Affiliated” shall have a meaning correlative to the foregoing;

“Articles”	the articles of association of the Company, as the same may be amended or replaced by any successor articles of association from time to time;

“Auditors”	the external auditors for the time being of any Group Company;

“B Ordinary Shareholder”	a holder of B Ordinary Shares;

“B Ordinary Shares”	the B Ordinary Shares with a nominal value of $[—] each in the capital of the Company;

“Bison Party”	the Initial Bison Party and, upon completion of any Transfer by the Initial Bison Party or by any Permitted Transferee thereof to a Permitted Transferee thereof in accordance with the terms of this Agreement, such Permitted Transferee;

“Bison Share”	the number of Ordinary Shares held by the Bison Parties at the relevant time as a percentage of all Ordinary Shares then in issue;

“Bison Share of Luxco”	the Bison Share multiplied by the CayCo Share;

“Board”	the board of directors of the Company as constituted from time to time;

“Business Day”	a day (other than a Saturday, a Sunday or a public holiday) on which banks in London, Luxembourg, New York, Warsaw, and the Cayman Islands are normally open for the conduct of general banking business;

“C Ordinary Shares”	the C Ordinary Shares with a nominal value of $[—] each in the capital of the Company;

“Call Option Equity Value”

In respect of each Call Option Period:

(i)     the applicable multiple, multiplied by the Operating Group EBITDA for the twelve month period ended on the Option Valuation Date; minus

(ii)    Financial Debt on the Option Valuation Date; plus

(iii)  Cash on the Option Valuation Date; plus

(iv)   Working Capital on the Option Valuation Date; minus

(v)    Normalised Working Capital on the Option Valuation Date.

In respect of the 2010 Call Option Period the applicable multiple shall be 13.80, for the 2011 Call Option Period 12.94 and for the 2012 Call Option Period 12.60;

“Call Option”	the call option granted by the Company pursuant to this Agreement in favour of the Bison Party as set out in Clause 8 of this Agreement;

“Call Option Period”	the 2010 Call Option Period, or the 2011 Call Option Period, or the 2012 Call Option Period (as the case may be);

“Call Option Price”	the consideration payable by the Bison Party to the Company upon the exercise of the Call Option as set out in Clause 8.4 of this Agreement;

“Cash”	all cash and cash equivalents of the LuxCo1 Group as shown in the books and records of the LuxCo1 Group as at the relevant date;

“CayCo Share”	the number of shares from time to time held by the Company in LuxCo1 as a percentage of all shares of LuxCo 1 then in issue;

“Closing”	has the meaning given to it in the SPA;

“Closing Date”	has the meaning given to it in the SPA;

“Confidential Information”	all and any information (written, oral or electronic): (a) concerning the business, finances, assets or affairs of the Group; (b) relating to the Group’s processes, plans, intentions, product information, know-how, designs, trade secrets, software, market opportunities and customers, or in relation to any third party for which any member of the Group is responsible or in respect of which any member of the Group has an obligation not to disclose; (c) relating to any Shareholder or Permitted Transferee or any shareholder in any such person or any of their respective Affiliates; and (d) relating to the contents of this Agreement or any other Transaction Document (or any agreement or arrangement entered into pursuant to or any transaction contemplated by this Agreement or any other Transaction Document);

“Control”	with respect to a person (other than an individual): (a) ownership of more than 50% of the voting securities of such person; (b) the right to appoint or remove, or cause the appointment or removal of, more than 50% of the members of the board of directors (or similar governing body) of such person; or (c) the right to manage, or direct the management of, on a discretionary basis the business, affairs and/or assets of such person, and for the avoidance of doubt, a general partner is deemed to Control a limited partnership (and the terms “Controlling” and “Controlled” shall have meanings correlative to all of the foregoing);

“Corporate Finance Advisory Agreement”	[—][1];

“Cyprus1”	[Lion/Rally Cyprus 1];

“Deed of Adherence”	a deed of adherence to this Agreement in the same or substantially similar form to the agreed form attached as Schedule 2;

“Director”	any director of the Company from time to time;

[1]	Definition will cover Lion’s contract for the provision of M&A advisory services to the Group.

“D Ordinary Shares”	the D Ordinary Shares with a nominal value of $[—] each in the capital of the Company;

“Encumbrance”	any mortgage, charge, pledge, lien, option, restriction, third party right or interest, other interest or security interest of any kind;

“Exit”	a Sale or an IPO;

“Fair Market Value”	the value that would be paid by a willing buyer to a willing seller that is not an Affiliate of the buyer in a transaction not involving distress or necessity of either party, determined in good faith by the Board;

“Financial Debt”	all outstanding obligations of the LuxCo1 Group for money borrowed (including for the avoidance of doubt, accrued but unpaid interest), outstanding obligations evidenced by notes, debentures, bonds or similar instruments, the payment for which the LuxCo1 Group is liable and the net present value of all obligations as lessees under all finance leases including sale and leaseback programs but Financial Debt shall exclude any liability for amounts owed by LuxCo1 to any direct shareholders thereof and shall also exclude any liability for amounts owed between members of the LuxCo1 Group and, for the purposes of the 2010 Call Option Period shall include 50 per cent. of any Prepayment Penalties and, for the purposes of the 2010 Put Option Period, the 2011 Call Option Period, the 2011 Put Option Period, the 2012 Call Option Period, and the 2012 Put Option Period, shall include 100 per cent. of any Prepayment Penalties;

“Financial Year”	a twelve month financial period of the Company ending on 31 December, or such other date as may be adopted by a resolution of the Shareholders at a general meeting of Shareholders to be the end of the financial year of the Company;

“Group”	the Company and its Subsidiaries from time to time and “member of the Group” and “Group Company” shall be construed accordingly; for the avoidance of doubt, no Shareholder nor any of their respective Affiliates (other than the Company and the Subsidiaries of the Company) shall be a member of the Group for the purposes of this Agreement;

“Holding Company”	has the meaning given in the definition of “Subsidiary”;

“Individual”	a natural person;

“IPO”	an initial Public Offering;

“LIBOR”	in relation to any amount the applicable screen rate as at 11.00 a.m. on the relevant calculation date for the offering of deposits of that amount in US dollars for a three-month period and the “screen rate” means The British Bankers’ Association Interest Settlement Rate for US dollars for the period displayed on the appropriate page of the Telerate Screen;

“Lion Capital Management Entity”	Lion Capital LLP, Lion Capital General Partner LLP, Lion Capital General Partner II LLP, Lion Capital Carry LP, Lion Capital Carry II LP and Lion/Latimer GP II (Guernsey) Limited;

“Lion Party”	the Initial Lion Party and, upon completion of any Transfer by the Initial Lion Party or a Permitted Transferee thereof to a Permitted Transferee thereof in accordance with the terms of this Agreement, such Permitted Transferee;

“Lion Share”	the number of Ordinary Shares from time to time held by the Lion Parties as a percentage of all Ordinary Shares then in issue;

“Listed Shares”	means the (class of) shares to be listed in an IPO or any other Public Offering;

“LuxCo1”	[Lion/Rally Lux 1 S.A];

“LuxCo1 Group”	LuxCo1 and its Subsidiaries from time to time;

“LuxCo1 Shareholders’ Agreement”	the shareholders’ agreement entered into on or about the date of this Agreement between the Company, [Sellers’ Investment Vehicles] and LuxCo1 and attached hereto as Schedule 3;

“Minority Investment”	any entity in which any member of the Group owns a minority interest;

“Minority Investment EBITDA”	EBITDA of any Minority Investment, calculated on the same basis as Operating Group EBITDA, multiplied by the Group’s percentage shareholding in the Minority Investment;

“Monitoring and Oversight Agreement”	[—][2];

“Normalised Level of Working Capital”	the average level of Working Capital of the Operating Group calculated by taking the average of the last twelve month ends’ or the last four quarter ends’ (as the Company may determine) Working Capital immediately prior to the relevant date, having first excluded any one off or exceptional items from the such Working Capital;

“Notes”	the US$103,500,000 Unsecured Exchangeable Loan Notes constituted by an instrument made by [Lion/Rally Cayman 2], [Lion/Rally Lux 1 S.A.], and [Lion/Rally Lux 3 S.à r.l.] dated [ ] 2008;

“Operating Board”	the main operating board of the Group from time to time;

“Operating Group EBITDA”	the consolidated earnings before interest, taxation, depreciation and amortisation of the Operating Group as extracted from the consolidated audited accounts of the Operating Group for the relevant period, prepared by one of Deloitte, Ernst & Young, KPMG or PricewaterhouseCoopers (each a “Recognised Accountancy Firm”), before bringing into account any of the following items and without double counting (and so that, to the extent any of the following have been charged, expensed or deducted in computing such earnings they shall be added back and to the extent any of the following have been taken into account therein they shall be deducted):

[2]	Definition will cover Lion’s contract for the provision of monitoring and advisory services to the Group.

(a)    any accrued interest paid or payable by the Operating Group (including fees or penalties incurred in connection with third party borrowings or the issue of guarantees and letter of credit) and including any amounts payable under any interest rate hedging agreement shall be added back and any interest owing to or received by the Operating Group and including any amounts receivable under any interest rate hedging agreement shall be deducted;

(b)    any tax paid or payable by the Operating Group in respect of the operating profit or any deferred tax charges arising for such period shall be added back and any amount received or receivable by the Operating Group in respect of a rebate or refund of tax shall be deducted;

(c)    any extraordinary items and any exceptional items (in each case being extraordinary or exceptional due to their size, nature or type or items being outside the ordinary course of trading or costs related to restructuring) shall be added back;

(d)    any loss against book value incurred by the Operating Group on the sale, lease or other disposal of any capital asset shall be added back and any gain against book value incurred by the Operating Group on the sale, lease or other disposal of any capital asset shall be deducted;

(e)    any loss arising on any revaluation of any asset shall be added back and any gain arising on any revaluation of any asset shall be deducted;

(f)     any realised or unrealised foreign exchange losses shall be added back and any realised or unrealised foreign exchange gains shall be deducted;

(g)    depreciation shall be added back;

(h)    any amortisation or impairment of tangible or intangible assets shall be added back;

(i)     the costs paid or payable in relation to any acquisition or disposal of any company or business or brand shall be added back;

(j)     any dividends or distributions paid or payable shall be added back and any dividends received or receivable shall be deducted (each only to the extent a corresponding entry has been made to net income);

(k)    any loss on revaluation of any fixed or current asset shall be added back;

(l)     any charge in respect of the accounting for share based payments under IFRS shall be added back;

(m)   in the event that the Operating Group makes any acquisition of any company or business or brand during the course of a year the Operating Group EBITDA in that year of acquisition shall be adjusted such that the Operating Group EBITDA shall include a full year’s EBITDA in respect of such acquisition (based on an EBITDA for the acquired company, business or brand that is determined on the same basis as Operating Group EBITDA) and verified by a Recognised Accountancy Firm on the same basis as Operating Group EBITDA; and

(n)    in the event that the Operating Group makes a disposal of any company or business or brand during the course of a year the Operating Group EBITDA in that year of disposal shall be adjusted such that the Operating Group EBITDA shall not include any EBITDA in respect of such disposal;

“Operating Group”	Cyprus1 and its Subsidiaries from time to time or, at the discretion of the Lion Party, the Operating Group may also include any holding company of Cyprus1, up to the level of LuxCo1;

“Option Valuation Date”	in respect of the 2010 Call Option Period or the 2010 Put Option Period, 31 December 2009; in respect of the 2011 Call Option Period or the 2011 Put Option Period, 31 December 2010; and, in respect of the 2012 Call Option Period or the 2012 Put Option Period, 31 December 2011;

“Ordinary Shareholder”	a holder of Ordinary Shares;

“Ordinary Shares”	the A Ordinary Shares, the B Ordinary Shares, the C Ordinary Shares, and the D Ordinary Shares;

“Parties”	the parties to this Agreement from time to time including successors in title, permitted assignees and permitted transferees, provided that any such person first executes a Deed of Adherence;

“Permitted Transferee”

(i)     in respect of the Bison Party, any wholly-owned and Controlled Subsidiary of the Bison Party or of any person who Controls the Bison Party;

(ii)    in respect of a Lion Party or Lion CLP:

(A)   any Lion Capital Management Entity; or

(B)   any person directly or indirectly Controlled by or Controlling any Lion Capital Management Entity;

“Pledge Agreement”	means the agreement to be entered into as of the date hereof between [Bison Parties] and [Lion/Rally/Cayman 1 LP], as provided in Clause 8.12;

“Preference Shares”	the Preference Shares with a nominal value of $[—] each in the capital of the Company;

“Preferred Shareholder”	a holder of Preference Shares;

“Prepayment Penalties”	any charge or fee payable to the provider of Financial Debt, calculated in accordance with the underlying contract, and arising solely as a result of the mandatory prepayment of such Financial Debt before its contractual date for payment but (for the avoidance of doubt) such charges or fees shall not include any unpaid interest then due nor other charge or fee already taken into account in the calculation of Financial Debt;

“Prohibited Person”

means:

(i)     any person appearing on the Specially Designated Nationals and Blocked Persons List of the Office of Foreign Assets Control in the United States Department of the Treasury as set out on the US Department of Treasury’s Office of Foreign Assets Control at the following URL:

http:/www.treasury.gov/offices/enforcement/ofac/Index.html; or

(ii)    any other person with whom a transaction is prohibited by Executive Order 13224, the USA PATRIOT Act, the Trading with the Enemy Act or the foreign asset control regulations of the United States Treasury Department, in each case as amended from time to time; or

(iii)  any other person whom the Company (acting reasonably) considers would create a material reputational risk for the Company or any of its Affiliates or any co-investors in the Company or its respective Affiliates.

“Public Offering”	any sale of shares of any member of the Group to the public in an offering under the laws, rules and regulations of any jurisdiction, pursuant to which the sold shares will be admitted to trading on a stock exchange;

“Put Option”	the put option granted by the Initial Bison Party pursuant to this Agreement in favour of the Company as set out in Clause 9 of this Agreement;

“Put Option Equity Value”

in respect of each Put Option Period:

(i)     the applicable multiple, multiplied by the Operating Group EBITDA for the twelve month period ended on the Option Valuation Date; minus

(ii)    Financial Debt on the Option Valuation Date; plus

(iii)  Cash on the Option Valuation Date; plus

(iv)   Working Capital on the Option Valuation Date; minus

(v)    Normalised Working Capital on the Option Valuation Date.

In respect of the 2010 Put Option Period the applicable multiple shall be 13.80, for the 2011 Put Option Period 12.94 and for the 2012 Put Option Period 12.60;

“Put Option Period”	the 2010 Put Option Period, or the 2011 Put Option Period or the 2012 Put Option Period (as the case may be);

“Put Option Price”	the consideration payable by the Bison Party upon the exercise of the Put Option as set out in Clause 9.4;

“Sale”	the sale of all or substantially all of (i) the issued equity share capital of the Company (including all Shares held by the Shareholders) or (ii) the business or assets of the Group to a single buyer or to one or more buyers as part of a single transaction or a series of related transactions;

“Sale Shares”	has the meaning given in the SPA;

“Seller Party”	has the meaning given in the LuxCo1 Shareholders’ Agreement;

“Shareholders”	collectively, the Lion Parties, the Bison Parties and Lion CLP, and each other person to which Shares are Transferred or issued in accordance with the terms of this Agreement and which becomes a party to this Agreement by executing a Deed of Adherence, and “Shareholder” means any of them;

“Shares”	the Ordinary Shares and the Preference Shares and any and all shares and interests into which these shares may be exchanged or converted by change of legal form, merger or otherwise, or which may be issued by capital increase of the Company;

“SPA”	the sale and purchase agreement entered into on [—] 2008 by and between Cirey Holdings, Inc., and Pasalba Limited;

“Subsidiary”	in relation to any person (a “Holding Company”), any other person directly or indirectly Controlled by that Holding Company;

“Total Leverage”	total third party debt less cash and cash equivalents of [Lion/Rally Lux 3 S.à r.l.] and its subsidiaries, adjusted to reflect a normalised level of net working capital minus any principal amounts and accrued but unpaid interest outstanding under the Notes, divided by Operating Group EBITDA for the most recently completed period of 12 months, pro forma as if the Proposed Acquisition (as defined in Clause 11.1) had occurred on the first day of the 12 month period;

“Transaction Documents”	the SPA, the LuxCo1 Shareholders’ Agreement, this Agreement, and the Advisory Agreements, and “Transaction Document” means any of them; and

“Transfer”	has the meaning given in Clause 4;

“Working Capital”

the aggregate value of:

(a)    the consolidated inventory of the Operating Group;

(b)    the consolidated trade receivables of the Operating Group; and

(c)    all consolidated other current assets of a working capital nature of the Operating Group,

less the aggregate value of:

(a)    the consolidated trade payables of the Operating Group; and

(b)    the consolidated other payables of a working capital nature of the Operating Group (but excluding interest accruals),

as at the relevant date. Working Capital shall be calculated using consistent accounting policies, practices and bases of preparation as those used in the preparation of the audited financial statements of the Operating Group (“Audited Accounts Policies”) and to the extent not covered by such Audited Accounts Policies then in accordance with IFRS.

1.2	In this Agreement, save where the context otherwise requires:

1.2.1	references to a “person” include an individual, body corporate (wherever incorporated), unincorporated association, trust or partnership (whether or not having separate legal personality), government, state or agency of a state, or any two or more of the foregoing;

1.2.2	references to an individual or individuals shall include his or their respective personal representatives;

1.2.3	references to a document in the “agreed form” are to that document in the form agreed to and initialled for the purposes of identification by or on behalf of the Parties;

1.2.4	references to a Clause, Schedule or Appendix are to a Clause, Schedule or Appendix of this Agreement, and, unless otherwise specified, references to sub-clauses are to sub-clauses of the Clause in which such reference appears, and references to this Agreement include the Schedules and Appendices;

1.2.5	the headings in this Agreement are used for convenience only and do not affect its construction or interpretation;

1.2.6	references to a statute or a statutory provision include references to such statute or statutory provision as amended or re-enacted whether before or after the date of this Agreement and include all subordinate legislation made under the relevant statute whether before or after the date of this Agreement save where that amendment, or re-enactment or subordinate legislation would extend or increase the liability of any Party under this Agreement;

1.2.7	a reference to a document is a reference to that document as amended;

1.2.8	the singular includes the plural and vice versa and any gender includes any other gender;

1.2.9	a reference to a specific Transaction Document is a reference to that document as amended, varied, novated, supplemented or replaced from time to time (other than in breach of the provisions of this Agreement);

1.2.10	references to “$” or “USD” are references to the lawful currency of the time being of the United States of America; and

1.2.11	references to “€” or “Euro” are references to the single currency and the legal means of payment in the territory of the Economic and Monetary Union.

1.3	Unless expressly provided to the contrary, covenants and undertakings in this Agreement which are given by more than one Party are deemed to have been given severally and not jointly or jointly and severally.

1.4	Any English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any legal concept or thing shall in respect of any jurisdiction other than England be deemed to include what most nearly approximates in that jurisdiction to the English legal term and a reference to any English statute shall be construed so as to include equivalent or analogous laws of any other jurisdiction.

1.5	Save where otherwise expressly provided in this Agreement, references to any approval or consent to be given, or any action to be taken, by the Lion Parties or by the Bison Parties shall mean the approval or consent given, or action taken, by or on behalf of members of the Lion Parties, or the Bison Parties, as the case may be, holding shares representing more than 50 per cent. of the aggregate voting rights held by all of the Lion Parties or the Bison Parties, as the case may be.

1.6	A procuring obligation, where used in the context of the Shareholders (or any one or more of them) means that the Shareholder undertakes to exercise any and all powers and rights vested in him from time to time in his capacity as a Shareholder and any influence over any Shareholder Director which was appointed following nomination by that Shareholder, or otherwise in or of the Company or any other member of the Group or other entity (as relevant), to ensure compliance with that obligation so far as he is (legally) able to do so.

2	AGREEMENT TO SUBSCRIBE

2.1	Subject to the provisions of this Agreement:

2.1.1	the Initial Lion Party will subscribe in cash for the number of A Ordinary Shares set opposite its name in column 2 of Schedule 1 at the subscription price per A Ordinary Share set out in Schedule 1;

2.1.2	the Initial Bison Party will subscribe in cash for the number of B Ordinary Shares set opposite its name in column 3 of Schedule 1 at the subscription price per B Ordinary Share set out in Schedule 1; and

2.1.3	Lion CLP will subscribe in cash for the number of Preference Shares set opposite its name in column 4 of Schedule 1 at the subscription price per Preference Share set out in Schedule 1.

2.2	Full payment of the subscription monies for the Shares described in Clause 2.1 must be made on or before Closing to the Company in cleared or immediately available funds.

2.3	Notwithstanding the provisions of Clause 2.2, subscription of the Shares and the other obligations of the Parties pursuant to the terms of this Agreement, shall be conditional upon Closing.

2.4	Upon receipt of the subscription monies referred to in Clause 2.2 the Company will immediately register each respective Shareholder as the fully paid holder of the Shares subscribed for under Clause 2.1 and issue appropriate share certificates.

3	NEW ISSUES

3.1	The Company shall be free to issue, free from any pre-emption rights, any Shares of any class or grant any rights to subscribe for or convert or exchange securities into shares of any class

(“New Shares”) to any person (and the Shareholders shall do all acts and things in their capacity as Shareholders as are reasonably required or appropriate to ensure that the Company may issue such securities):

3.1.1	in connection with the acquisition of any business or assets by the Company or any Group Company (a “New Acquisition”);

3.1.2	in order to permit any sellers under a New Acquisition or any of the management of the business or asset that is the subject of a New Acquisition to invest in the Company as part of the New Acquisition (a “Roll-Up”);

3.1.3	in connection with any investment or incentive scheme in which managers and/or employees of the Group are entitled to participate;

3.1.4	in accordance with any exchange rights under the Notes; or

3.1.5	in accordance with the provisions of Clause 4.4.10.

3.2	In the event of an issue of New Shares not falling within paragraph 3.1.1 to 3.1.4 above then the Company shall offer for the same cash price per New Share for subscription first to the Shareholders, in the same class, pro rata to the Shares held by them in order that they be afforded the opportunity to maintain their respective percentage ownership interest in the Company and in the same class of shares held by them (“New Offer”).

3.3	The New Offer shall be made by notice stating the number or amount of New Shares being offered, the price at which they are being offered (the “New Offer Price”) and any other terms of the New Offer which the Company may apply.

3.4	The New Offer shall remain open for the period (being not less than 30 Business Days) specified in the notice. This period may be shorter if the Shareholders provide their consent to the shorter period of notice.

3.5	The Company shall issue the New Shares to those Shareholders who apply for them and in the case of oversubscription for such New Shares as far as practicable in proportion to the number of Shares held by them respectively, but so that an applicant shall not be allotted or granted a number of New Shares greater than the number for which he or it applied.

3.6	Any New Shares not taken up under the New Offer may, at any time up to six months after the expiry of the New Offer, be issued or granted by the Company at such price (not being less than the New Offer Price), on such terms (being no less favourable to the Company than the terms of the New Offer), in such manner and to such persons as the Board determines with the consent of the Lion Party.

3.7	The Shareholders shall do all acts and things in their capacity as Shareholders as are reasonably required or appropriate to ensure that the Company may issue New Shares in accordance with the above provisions.

3.8	The Company undertakes that it will not, and the Lion Parties agree that they shall not cause the Company, pursuant to Clauses 3.1.1, 3.1.2 or 3.1.3, to issue such number of New Shares that causes, and the Company will procure that LuxCo1 does not pursuant to Clauses 4.1 to 4.9 of the LuxCo1 Shareholders Agreement issue such shares that causes:

3.8.1	the Bison Share of LuxCo to be less than half the Bison Share of Luxco at the date of this Agreement; or

3.8.2	until the expiry of the Call Option, the Lion Parties to lose Control of the Company or the Company to lose Control of LuxCo; or

3.8.3	the Bison Party to lose the benefit of the rights contained in Clause 14 (Access to Information) of this Agreement,

in each case without the consent of the Bison Parties (such consent not to be unreasonably withheld or delayed).

4	RESTRICTIONS ON DEALINGS WITH SECURITIES

4.1	Restrictions on Transfer

No Shareholder may, directly or indirectly, sell, assign, transfer, offer, grant a participation in, mortgage, pledge, hypothecate, create a security interest in or lien upon, encumber, donate, contribute, place in trust, enter into any voting agreement (other than as specifically set out in this Agreement) in respect of, or otherwise dispose of (collectively, “Transfer”) any of its Shares or the legal or beneficial interest therein, except as permitted under this Agreement. No Shareholder may Transfer its Shares to a Prohibited Person.

4.2	Exceptions to Prohibition on Transfer

Any Shareholder may Transfer any of its Shares in the following circumstances:

4.2.1	in connection with an Exit carried out in accordance with Clause 6;

4.2.2	to Permitted Transferees in accordance with the provisions set out in Clause 4.3; and

4.2.3	in accordance with the rights of first refusal set out in Clause 4.4;

4.2.4	in the case of a Lion Party at any time on or after the Closing Date, subject always to the provisions of Clauses 4.5 and 4.6; and

4.2.5	in accordance with the provisions of Clause 8.12.

In the event of any Transfer in accordance with this Clause 4.2, each of the Shareholders undertakes to take such actions and do such things as may be necessary to complete such Transfer in accordance with applicable Cayman Island legal requirements.

4.3	Permitted Transfers

4.3.1	Any Shareholder may at any time Transfer any or all of its Shares, including all rights and obligations attached to such Shares pursuant to this Agreement to one or more of its Permitted Transferees (and each such Permitted Transferee may in turn only effect any such Transfer to a Permitted Transferee of the initial transferring Party upon the same terms and conditions specified herein) without the consent of the Board or the consent of any other Shareholder so long as (i) such Permitted Transferee shall have executed and delivered to the Company a Deed of Adherence, provided that, if such Transfer relates to part only of the Shares owned by such selling Shareholder, such selling Shareholder shall remain liable for the performance of its obligations under this Agreement in relation to the Shares it continues to hold, and (ii) the Transfer to such Permitted Transferee is not in violation of any securities laws applicable to such Transfer.

4.3.2	To the extent that any Transfer contemplated or permitted in this Clause 4.3 requires the approval of the Shareholders pursuant to any law, or any provisions of the Articles or other constitutional documents, the Shareholders shall, forthwith upon request, provide the necessary consent and shall sign or vote in favour of any Shareholder resolutions in connection therewith.

4.3.3	If, while a Permitted Transferee holds any Shares, a Permitted Transferee ceases to qualify as a Permitted Transferee in relation to the initial transferring Shareholder from whom or which such Permitted Transferee or any previous Permitted Transferee of such initial transferring Shareholder received such Shares (an “Unwinding Event”), then:

(a)	the relevant initial transferor Shareholder shall forthwith notify the other Shareholders and the Company, as applicable, of the pending occurrence of such Unwinding Event; and

(b)	prior to such Unwinding Event, such initial transferor Shareholder shall take all actions necessary to effect a Transfer of all the Shares held by the relevant Permitted Transferee either back to such Shareholder or, pursuant to this Clause 4.3.3, to another person that qualifies as a Permitted Transferee of such initial transferring Shareholder and, until such Transfer has occurred, such relevant Permitted Transferee shall not be entitled to vote or otherwise Transfer any of its Shares and all other rights with respect to its Shares shall be suspended.

4.3.4	The Parent undertakes to procure that no Shares held by a Bison Party will directly or indirectly be transferred to a non Bison Party (other than a Lion Party) except as otherwise permitted herein, and the Parent further undertakes to procure that any Affiliate of Bison who is a Bison Party shall, prior to its no longer being an Affiliate of Bison, transfer all its Shares to another, continuing, Affiliate of Bison.

4.4	Right of First Refusal

Transfer of Shares by non-Lion party

4.4.1	In the event that an Ordinary Shareholder other than a Lion Party (the “Offeror”) proposes to make a Transfer pursuant to Clause 4.2.3 of any of its Shares (an “Offer”), it shall, prior to effecting any such Transfer, provide prior written notice (an “Offer Notice”) to the Company and to the Lion Parties (and the Lion Parties shall be the “Offerees”). The Offer Notice shall set out:

(a)	the number of Shares subject to the Offer (the “Offered Securities”);

(b)	the price per Share at which such Transfer is proposed to be made (the “Offer Price”); and

(c)	all other material terms and conditions of the Offer,

(collectively, the “Offer Terms”).

The Offer Notice shall be revocable at any time prior to acceptance by the Offerees and, if it is revoked, the Offeror may not give a further Offer Notice within six months after the date on which the Offer Notice is revoked, and the remaining provisions of this Clause 4.4 shall cease to apply in relation to the revoked Offer Notice, and such Offered Securities shall become subject once again to the provisions and restrictions of this Agreement.

4.4.2	The Offerees shall be entitled to purchase some or all of the Offered Securities, provided that the allocation of the Offered Securities among the Offerees shall be on a pro rata basis or on such other basis as the Offerees may determine, and the Offerees shall notify the Offeror of the allocation among the Offerees.

4.4.3	The receipt of an Offer Notice by the Offerees shall constitute an offer by the Offeror to sell to the Offerees, for cash, the Offered Securities on the Offer Terms (“Pre-emption Offer”). For a period of thirty days after receipt of the Offer Notice, the Offerees shall have the right, but not the obligation, to accept the Pre-emption Offer in relation to the Offered Securities by giving a written notice of acceptance (which shall be deemed irrevocable) (an “Acceptance Notice”) to the Offeror.

4.4.4	Failure by the Offerees to deliver an Acceptance Notice before the expiration of the thirty-day period shall be deemed a rejection of the Pre-emption Offer by the Offerees. The tender by the Offerees of an Acceptance Notice to the Offeror shall constitute agreement by the Offerees to purchase, and by the Offeror to sell to the Offerees, the Offered Securities on the Offer Terms.

4.4.5	In respect of each Offer Notice which is accepted as to some or all of the Offered Securities within the thirty day period prescribed by Clause 4.4.3, the Offerees shall purchase and pay the Offer Price in cash equivalent terms for such Offered Securities within a further thirty day period of their delivery of an Acceptance Notice, provided that, if the purchase and sale of such Offered Securities is subject to any prior regulatory approval, the time period during which such purchase and sale may be completed shall be extended until the expiration of five Business Days after all such approvals shall have been received, but only to the extent that such application(s) for regulatory approval were promptly made and in any event within the thirty day period from delivery of the Acceptance Notice.

4.4.6	The Offeror shall have the right for a period of ninety days following the date of an Offer Notice to sell any Offered Securities to which such Offer Notice relates and in respect of which an Acceptance Notice has not been delivered pursuant to the provisions of this Clause to any third party (a “Third Party Purchaser”) at a price in cash not less than the Offer Price and otherwise on such terms and conditions no more favourable to the third party than the Offer Terms, provided that, if the purchase and sale of such Offered Securities is subject to any prior regulatory approval, the time period during which such purchase and sale may be consummated shall be extended until the expiration of fifteen Business Days after all such approvals shall have been received but only to the extent that such application(s) for regulatory approval were promptly made and in any event within the sixty days following the date of the Offer Notice. If any Offered Securities are not sold pursuant to the provisions of this Clause 4.4.6 prior to the expiration of the time period prescribed by this Clause 4.4.5, such Offered Securities shall become subject once again to the provisions and restrictions of this Agreement.

Transfer of shares by a Lion Party or the Company

4.4.7	The Lion Parties and the Company hereby agree with the Bison Parties:

(a)	that, prior to the commencement of any formal sale process (including a formal auction process or other analogous situation involving the appointment of a third party financial adviser) (a “Formal Sale Process”) in relation to the sale of (i) all or substantially all of the shares of LuxCo1 held by the Company; (ii) all or substantially all of the assets of the Group; or (iii) the interest held by the Lion Parties in the Company (together with (i) and (ii), the “First Look Assets”), the Lion Parties or the Company, as the case may be, will engage with the Bison Parties for a period of 90 days to ascertain whether an agreement can be reached between the Lion Parties or the Company and the Bison Parties for the sale to the Bison Parties of any or all of the First Look Assets; or

(b)	that, in the event of a possible sale of any of the First Look Assets outside of a Formal Sale Process, prior to (i) granting access to information which constitutes the undertaking of a material due diligence process by a third party or (ii) signing either (a) exclusivity with a third party or (b) a sale and purchase agreement with a third party, the Lion Parties or the Company will engage with the Bison Parties for a period of 90 days to ascertain whether an agreement can be reached between the Lion Parties or the Company and the Bison Parties for the sale to the Bison Parties of any or all of the First Look Assets.

4.4.8	If, following the expiry of the 90 day period under Clause 4.4.7(a) or (b) above the Lion Parties or the Company and the Bison Parties fail to agree upon the price or terms of a Sale of the First Look Assets, the Lion Parties or the Company shall, subject to Clauses 4.5 and 4.6, and the expiry of the Call Option Period, be permitted to dispose of the First Look Assets to such Person and on such terms as the Lion Parties, in their absolute discretion, may determine.

Seller Party Offer

4.4.9	If the Seller Party makes an Offer (as defined under Clause 5.4.1 of the LuxCo1 Shareholders’ Agreement) (a “LuxCo Offer”) and the Company receives an Offer Notice (as defined in the LuxCo Shareholders’ Agreement), the Company shall, prior to accepting or rejecting the LuxCo Offer, provide prior written notice (a “LuxCo Offer Notice”) to the Ordinary Shareholders. The LuxCo Offer Notice shall set out:

(a)	the number of LuxCo shares subject to the LuxCo Offer (the “LuxCo Offered Securities”);

(b)	the price per share at which such sale is proposed to be made; and

(c)	all other material terms and conditions of the LuxCo Offer,

(collectively, the “LuxCo Offer Terms”).

4.4.10	Each Ordinary Shareholder (the “Accepting Shareholder”) may direct the Company to accept the LuxCo Offer (on the LuxCo Offer Terms) and purchase all the LuxCo Offered Securities (the “LuxCo Share Acquisition”). To fund the LuxCo Share Acquisition, the Accepting Shareholder(s) will subscribe for such new Ordinary Shares in the Company, in the same class as is held by that Accepting Shareholder, as are equal in value to the LuxCo Share Acquisition and, in the case of there being more than one Accepting Shareholder, each Accepting Shareholder shall subscribe for such Ordinary Shares as are in proportion to the number of, and of the same class as, Ordinary Shares held by them, but so that no Accepting Shareholder shall be issued a number of New Shares greater than the number for which he applied.

4.4.11	Upon receipt of a LuxCo Offer Notice, each of the Shareholders will promptly, but in any event within thirty (30) Business Days, inform the Company in writing if they wish the Company to acquire the LuxCo Offered Securities on the LuxCo Offer Terms. If any Shareholder so informs the Company that it wishes the Company to accept the LuxCo Offer, the Company undertakes it will promptly exercise its rights of first refusal under Clause 5.4 the LuxCo1 Shareholders’ Agreement to acquire the LuxCo Offered Securities.

4.4.12	Any issues of New Shares by the Company pursuant to Clause 4.4.10 above shall be free from any Pre-emption Rights.

4.5	Tag-Along Rights

4.5.1	If the Lion Parties (the “Tag Along Seller”) propose to make a Transfer of any Ordinary Shares to any person or persons (other than any person who would be a Permitted Transferee of any such Lion Party), (the “Tag-Along Purchaser”) by way of a sale (a “Tag-Along Sale”) which Ordinary Shares:

(a)	carry; or

(b)	together in the aggregate with any Ordinary Shares Transferred by the Lion Parties to the same Tag-Along Purchaser or any of its Affiliates in the 12 month period ending on the date of such sale, carry

10% or more of the voting rights in the Company, the Bison Parties shall have the opportunity (“Tag Along Right”) for the same consideration and on the same terms pursuant to the provisions of this Clause 4.5, to sell (subject to Clause 4.5.5) to the Tag-Along Purchaser a number of Ordinary Shares (the “Tag-Along Securities”) determined as follows. The number of Ordinary Shares which the Bison Parties shall be entitled to sell pursuant to their Tag-Along Right shall be:

(A/B)×C

where:

A = the aggregate of the number of Ordinary Shares being proposed to be sold by the Lion Parties to the Tag-Along Purchaser and the number of Ordinary Shares Transferred by the Lion Parties to the same Tag-Along Purchaser or any of its Affiliates in the 12 month period ending on the date of such proposed Tag-Along Sale;

B = the aggregate number of Ordinary Shares held by the Lion Parties at the time of such proposed Tag-Along Sale (including the Ordinary Shares proposed to be sold pursuant to such Tag-Along Sale) plus the aggregate number of Ordinary Shares Transferred by any of the Lion Parties to the same Tag-Along Purchaser or any of its Affiliates in the 12 month period ending on the date of such proposed Tag-Along Sale; and

C = the number of Ordinary Shares held by the Bison Parties at the time of such proposed Tag-Along Sale.

4.5.2	Not less than twenty days prior to any proposed Tag Along Sale pursuant to this Clause 4.5, the Tag Along Seller shall deliver to the Bison Parties written notice (a “Tag Along Notice”) thereof, which notice shall set out:

(a)	the total number of Ordinary Shares proposed to be sold to the Tag-Along Purchaser and the aggregate number of Tag-Along Securities which the Bison Parties are entitled to sell pursuant to the Tag-Along Right;

(b)	the type and amount of consideration to be paid by the Tag Along Purchaser for each Ordinary Share; and

(c)	all other material terms and conditions, if any, of such proposed transaction.

If a Bison Party elects (in such event, a “Participating Shareholder”) to exercise its Tag Along Right and sell some or all of the Tag Along Securities pursuant to this Clause 4.5, then the Participating Shareholder shall so notify the Tag Along Seller by notice in writing within fifteen days after the date of the Tag Along Notice and, at the Tag-Along Seller’s request, not less than two Business Days prior to the proposed Transfer, the Participating Shareholder shall deliver to the Tag-Along Seller all documents (if any) required to be executed in connection with such transaction.

4.5.3	If the Tag-Along Sale shall not have been completed within 60 days after the date of the Tag-Along Notice (subject to Clause 4.5.5), the Tag Along Seller shall promptly return to the Participating Shareholder all documents (if any) previously delivered by the Participating Shareholder to the Tag Along Seller in relation to the contemplated Tag-Along Sale, and all the restrictions on Transfer contained in this Agreement with respect to Shares held or owned by the Tag-Along Seller and such Participating Shareholder shall again be in effect.

4.5.4	If a Participating Shareholder properly exercises its Tag-Along Right:

(a)	the sale of its Tag-Along Securities shall occur concurrently with the sale by the Tag-Along Seller of its Shares;

(b)	such Participating Shareholder shall receive for its Tag-Along Securities the same consideration per Share that the Tag-Along Seller receives for its Shares from the Tag-Along Purchaser as set out in the Tag-Along Notice; and

(c)	the sale by the Participating Shareholder shall otherwise be on the same terms and conditions upon which the Tag-Along Seller is selling its Shares.

4.5.5	If the Tag-Along Sale is subject to any prior regulatory approval, the 60 day period during which the Tag-Along Sale may be completed as set out in Clause 4.5.2 shall be extended until the expiration of five Business Days after all such approval shall have been received.

4.5.6	For the avoidance of doubt, the Tag Along rights contained in this Clause 4.5 shall not apply to any Transfer by the Lion Parties of the economic interest in, but not the voting rights attaching to, any Ordinary Shares.

4.6	Drag-Along Rights

4.6.1	If the Lion Parties propose, at any time, (directly or indirectly) to make a Transfer of Ordinary Shares to any person or persons (other than any person who would be a Permitted Transferee of any Lion Party) (the “Drag-Along Purchaser”), whether for a cash consideration or otherwise, where such Transfer (a “Drag-Along Sale”) would give rise to a Tag-Along Right pursuant to Clause 4.5.1 then the Lion Parties (the “Drag-Along Sellers”) may, at their option, require (“Drag-Along Rights”) each of the other Shareholders (each a “Drag-Along Shareholder”) to make a Transfer pursuant to the provisions of this Clause 4.6 of such number of Shares (the “Drag-Along Securities”) as determined in accordance with the provisions of Clause 4.5.1;

4.6.2	The Drag-Along Sellers shall deliver to each Drag-Along Shareholder written notice (the “Drag-Along Notice”) of any Transfer proposed to be made pursuant to Clause 4.6.1 not later than the twentieth day prior to the proposed Drag-Along Sale, which notice shall set out:

(a)	the type and amount of consideration to be paid by the Purchaser for each Share;

(b)	the person who has expressed an interest in acquiring the Shares;

(c)	the number of Drag-Along Securities that each such Drag-Along Shareholder may be required to Transfer (as determined pursuant to Clause 4.5.1); and

(d)	all other material terms and conditions, if any, of such transaction.

4.6.3	If, within 60 days after the date of the Drag-Along Notice (unless such period is extended pursuant to Clause 4.6.6), the Drag-Along Sellers complete the Drag-Along Sale in accordance with the terms and conditions set out in the Drag-Along Notice, each Drag-Along Shareholder will sell its Drag-Along Securities to the Drag-Along Purchaser at the same time and on the same terms and conditions upon which the Drag-Along Sellers sell their Shares pursuant to the Drag-Along Sale.

4.6.4	Within fifteen days after the date of the Drag-Along Notice, the Drag-Along Shareholders shall promptly deliver to the Drag-Along Sellers all documents in their possession reasonably requested in writing by the Drag-Along Sellers and/or the Company and reasonably required to be executed in connection with such Drag-Along Sale. In the event that any of such Drag-Along Shareholders shall fail to deliver such documents to the Drag-Along Sellers, the Company shall cause the books and records of the Company to show that such Drag-Along Securities are bound by the provisions of this Clause 4.6.4 and such Drag-Along Securities shall be transferred to the Purchaser promptly upon surrender of such Drag-Along Securities for sale by the holder thereof.

4.6.5	If no Transfer of the Drag-Along Securities in accordance with the provisions of this Clause 4.6 shall have been completed within 60 days after the date of the Drag-Along Notice (unless such period is extended pursuant to Clause 4.6.6), the Drag-Along Sellers shall return to the Drag-Along Shareholders all documents (if any) previously delivered to the Drag-Along Sellers in relation to the contemplated Drag-Along Sale, and all the restrictions on Transfer contained in this Agreement with respect to Shares owned or held by such Drag-Along Shareholder shall again be in effect.

4.6.6	If the Transfer of Shares pursuant to a Drag-Along Sale is subject to any prior regulatory approval, the time period during which such Transfer may be consummated shall be extended until the expiration of five (5) Business Days after all such approvals shall have been received.

4.6.7	No Transfer of Shares pursuant to a Drag Along Sale shall take place unless:

(a)	the consideration payable on the Drag Along Sale for the Shares being sold is at least equal to the Fair Market Value;

(b)	at least seventy-five percent of such consideration is in the form of cash or cash equivalents.

For the purposes of this clause (and without limitation), any of the following are deemed to be cash:

(a)	any liabilities, as shown on the most recent consolidated balance sheet, of the Company that are assumed by the transferee of any such Shares pursuant to a customary novation agreement that releases the Company from liability in respect of those liabilities; and

(b)	any securities, notes or other obligation received by the Drag-Along Sellers from the Drag Along Purchaser that are converted by the Drag Along Sellers into cash or cash equivalents within 60 days, to the extent of the cash or cash equivalents received in that conversion.

4.7	Effect of Void Transfers

In the event of any purported Transfer in violation of the provisions of this Agreement, such purported Transfer shall be void and of no effect, the purported transferee shall have no rights or privileges in or with respect to such Shares or this Agreement, and no effect will be given to any such purported Transfer or entry related thereto made in the records of the Company, to the extent permitted by applicable law.

5	COMPLETION OF TRANSFERS

5.1	General

In connection with the completion of any Transfer of Shares under this Agreement, the transferee (unless an existing Party to this Agreement) shall deliver to the Company and the Shareholders notice of such Transfer, including a fully executed copy of all documentation and agreements relating to the Transfer and any agreements or other documents required by this Agreement, including a duly executed Deed of Adherence.

5.2	Encumbrances

Where this Clause 5 applies to the Transfer of any Share each shall be transferred free of Encumbrances and with all rights attaching thereto (other than any restrictions on Transfer arising under this Agreement).

5.3	Power of Attorney

5.3.1

Each of the Shareholders hereby irrevocably and unconditionally (and by way of security for the performance of its obligations under this Agreement) appoints any Director nominated for that purpose by the Lion Parties as its attorney to execute and do in its name or otherwise and on its behalf all documents, acts and things which the attorney shall in its absolute discretion consider necessary or desirable in order to implement the obligations of that Shareholder (if not satisfied) under Clauses 4.3, 4.4, 4.5, 4.6, 8 and 9 to the extent that the Shareholder is in default of its obligations under any of such Clauses.

5.3.2	Each Shareholder undertakes to ratify whatever any Director as its attorney shall lawfully do or cause to be done in accordance with the power of attorney set out in Clause 5.3.1 and to indemnify and keep indemnified such attorney from all claims, costs, expenses, damages and losses which the attorney may suffer as a result of the lawful exercise by him of the powers conferred on him under such power of attorney.

5.3.3	If a Transfer of Shares is executed on behalf of an Shareholder under the power of attorney set out in Clause 5.3.1:

(a)	the Company may receive the purchase money in trust for that Shareholder and the receipt of the Company for the purchase money shall be a good discharge for the purchaser, who shall not be bound to see to the application of the purchase money;

(b)	the Company shall cause the purchaser to be registered as a holder of the relevant Shares; and

(c)	once registration has taken place in purported exercise of the power of attorney set out in Clause 5.3.1, the validity of the proceedings shall not be questioned by any person; and the relevant Shareholder shall be bound to deliver up any documentation required by the Company in connection with the Transfer and on its delivery shall be entitled to receive the purchase money in respect thereof.

6	EXIT

6.1	Sale

6.1.1	Upon a Sale:

(a)	each Ordinary Shareholder shall take, and shall instruct its representative(s), nominee(s) or designee(s), as the case may be, on the Board and on any committee thereof (as appropriate) to take, any and all action within its power as may be necessary, appropriate or desirable to effect and to cause the Company and each other member of the Group (as appropriate) to take such action as may be necessary, appropriate or desirable to effect such Sale; and

(b)	the Company shall take any and all action as may be necessary, appropriate or desirable to effect and shall cause each other member of the Group (as appropriate) to take such action as may be necessary, appropriate or desirable to effect such Sale.

6.1.2

In the event of a Sale involving a merger (including a demerger) or consolidation with any other entity, reconstitution, reorganisation, recapitalisation, debt and/or equity refinancing, sale of all or substantially all of the assets of the Company, or any similar transaction, each Ordinary Shareholder shall receive the same form of consideration, and the aggregate consideration to be distributed to the Ordinary

Shareholders with respect to the Shares held by them shall be based on the relative equity ownership interest of each of the Ordinary Shareholders in the Company as at the date of such merger (including a demerger) or consolidation with any other entity, reconstitution, reorganisation, recapitalization, debt and/or equity refinancing, sale of all or substantially all of the assets of the Company, or any similar transaction.

7	IPO OF LUXCO1

7.1	The Lion Parties and the Bison Parties acknowledge the rights and obligations of the Company under Clause 8.2 of the LuxCo1 Shareholders’ Agreement.

7.2	Following the expiry of the Call Option and the subsequent giving of 60 Business Days’ written notice by the Bison Parties to the Company requiring the Company to do so, the Company undertakes that it will enforce its rights under the LuxCo1 Shareholders’ Agreement to cause LuxCo1 (or, in the discretion of the Company, a Subsidiary thereof) to conduct an IPO. The Company and the Lion Parties will further use their best efforts to take all such actions as may be reasonably necessary to give effect to such IPO, including procuring that LuxCo1 take any such necessary actions.

7.3	Prior to the expiry of the Call Option the Company undertakes not to enforce its rights under Clause 8.2 of the LuxCo1 Shareholders’ Agreement to cause LuxCo1 (or any Subsidiary thereof) to conduct an IPO, unless it has first received the written consent of the Bison Parties and, further, shall, following the expiry of the Call Option, only exercise such rights having first given 60 Business Days’ written notice to the Bison Parties.

7.4	If, following the expiration of the Call Option, or prior to the expiration of the Call Option but having received the written consent of the Bison Parties to do so under Clause 7.3 above, the Company exercises its rights under the LuxCo1 Shareholders’ Agreement to cause LuxCo1 (or any Subsidiary thereof) to conduct an IPO, then the Bison Parties shall use their reasonable efforts to assist the Company, the Lion Parties and LuxCo1 in giving effect to such IPO.

7.5	If the Company exercises any of its rights to cause LuxCo1 to conduct an IPO, the Company undertakes to use its best efforts to follow, and to cause LuxCo1 to follow, the reasonable advice given by any managing underwriter of the IPO (where such advice is given in good faith) in relation to forming the appropriate capital structure for such IPO.

7.6	The Shareholders acknowledge that the initial proceeds of any IPO received by LuxCo1 may be required to reduce the indebtedness of LuxCo1 or other members of the Group and accordingly may not be available for distribution to the Company.

7.7	The Lion Parties and the Bison Parties agree that, subject always to the reasonable good faith advice of any managing underwriter, each of them shall have the right to participate in sales of their Shares (or, in the case of the Lion Parties, in sales of both Shares and any interest in any member of the Group) pursuant to, or in connection with, an IPO pro rata to the number of Shares held by them.

8	CALL OPTION

8.1	The Company hereby grants to the Bison Parties the right to acquire all, but not some only, of the shares and CPECs in LuxCo1 held by the Company at the Call Option Price (the “Call Option”).

8.2	The Call Option shall only be exercisable by the Bison Parties giving notice (a “Call Option Notice”) in writing to the Company:

8.2.1	during the period commencing on the later of (i) the date that the audited 2009 Operating Group accounts are approved by the board of directors of Cyprus1 and (ii) the date on which all amounts payable under the SPA in respect of the earnout arrangements contemplated by Clause 2.2.2 of the SPA have been paid or determined to be zero and ending in either case 120 days thereafter (the “2010 Call Option Period”); and

8.2.2	during the period commencing on the date that the audited 2010 Operating Group accounts are approved by the board of directors of Cyprus1 and ending 120 days thereafter (the “2011 Call Option Period”).

8.3	The Call Option shall expire one day after the end of the 2011 Call Option Period, unless otherwise extended pursuant to Clause 8.6 below (the “Call Option Expiry Date”).

8.4	The Call Option Price payable by the Bison Parties to the Company shall be an amount payable in USD and shall be the higher of:

(a)	the total amount invested at any time by the Lion Parties and their Affiliates in the Company, and calculated in Euros at the prevailing exchange rate at the time of each such investment, multiplied by:

(i)	in the event that the Call Option is exercised during the 2010 Call Option Period, 2.25; or

(ii)	in the event that the Call Option is exercised during the 2011 Call Option Period (or any subsequent period), 2.10,

minus any amounts of dividends or other distributions actually received by the Lion Parties, such Euro-denominated product being converted to USD using the prevailing spot rate at the at the date of exercise of the Call Option (the “Exchange Rate”) and then divided by the Lion Share (the “Floor Amount”); and:

(b)	If the Bison Parties exercise the Call Option during the 2010 Call Option Period, an amount equal to the 2010 Call Option Equity Value multiplied by the prevailing CayCo Share; or

(c)	If the Bison Parties exercise the Call Option during the 2011 Call Option Period, an amount equal to the 2011 Call Option Equity Value, multiplied by the prevailing CayCo Share.

8.5	The Exchange Rate shall be subject to a cap of EUR/USD = [—][3].

8.6	If during the 2011 Call Option Period, the Bison Parties were to exercise the Call Option, and the Call Option Price were to be the Floor Amount, the Call Option may, at the election of the Bison Parties, be extended, (such election to be made within 90 days of the end of the 2011 Call Option Period) and will be exercisable for a period of 120 days commencing on the date that the audited 2011 Operating Group accounts are approved by the board of Cyprus1 (the “2012 Call Option Period”) except that in such instance the Call Option Price shall be calculated in accordance with the provisions of Clause 8.4 and based upon the 2011 Operating Group EBITDA, as extracted from the 2011 Operating Group accounts. For the avoidance of doubt, if the Bison Parties do not elect to extend the Call Option, there shall be no 2012 Call Option Period.

[3]	To be specified as the prevailing spot rate at signing of the SPA, plus 10 cents.

8.7	The Parties agree that, in the calculation of Call Option Equity Value, the Operating Group EBITDA shall be increased by the addition of Minority Investment EBITDA for any Minority Investments of the Group at the Option Valuation Date. If, having made reasonable endeavours to obtain sufficient information to calculate any Minority Investment EBITDA, the Company or the relevant member of the Group has been unable to do so, the Parties hereby agree that Financial Debt shall be reduced by the amount of any cash investment (including, without limitation, consideration paid for the Minority Investment, costs of investment or capital contributions of any kind, and any further costs relating to the acquisition of the Minority Investment, whether capitalised or charged to the profit and loss account) made by the Group in the Minority Investment after Closing.

8.8	Completion of the sale and purchase of the shares which are the subject of the Call Option Notice under Clause 8.2 shall take place before the end of the relevant Call Option Period, and upon the Bison Parties having given to the Lion Parties 10 Business Days’ Notice, (for the avoidance of doubt, if the Bison Parties give notice to the Lion Parties on a date falling less than 10 Business Days prior to the end of the relevant Call Option Period, completion shall take place within 10 Business Days of the date such notice is given) and on such completion:

8.8.1	against delivery in accordance with Clause 8.8.2, the Bison Party shall pay to the Company, in immediately available funds on the date of completion (or in such other manner as may be agreed by the Company and the relevant Bison Party), a sum equal to the Call Option Price;

8.8.2	upon receipt of the sums due, the Company shall deliver to the relevant Bison Party a duly executed transfer in favour of that Bison Party in respect of the relevant shares together with a share certificate(s) evidencing its title to such shares; and

8.8.3	the Company shall procure that the relevant Bison Party is registered as the holder of the relevant shares.

8.9	The Company shall do all such acts and/or execute all such deeds and documents in a form satisfactory to the relevant Bison Party as it may reasonably require to give effect to the transfer of the relevant shares pursuant to this clause.

8.10	If the Bison Parties exercise the Call Option in accordance with its terms, the Company undertakes to exercise its Drag-Along Rights under the LuxCo1 Shareholders’ Agreement and to use its best efforts to ensure that any Drag-Along Securities (as defined in the LuxCo1 Shareholders’ Agreement) are transferred to and registered in the name of the Bison Parties, on the terms of the LuxCo1 Shareholders’ Agreement at the same time and on the same terms as the Company’s Shares in LuxCo1 are transferred to the Bison Parties and the Bison Parties undertake to purchase all the Drag-Along Securities (as defined in the LuxCo1 Shareholders’ Agreement).

8.11	If the Bison Parties exercise the Call Option in accordance with its terms and the Company breaches its obligations under this Agreement to sell to the Bison Parties the shares in LuxCo1 by failing to deliver its shares in LuxCo1 to the Bison Parties, the Company shall pay to the Bison Parties an amount equal to 2.5 times Operating Group EBITDA for the Financial Year last ended prior to the exercise by the Bison Parties of the Call Option. Such amount is agreed between the Company and the Bison Parties to be a genuine pre-estimate of the loss suffered by the Bison Parties of the breach by the Company of its obligations under this Clause 8.

8.12	As security for the obligations of the Company under Clause 8.10, [Lion/Rally Cayman 1 LP] shall enter into the Pledge Agreement, pursuant to the terms of which [Lion/Rally Cayman 1 LP] shall pledge its Shares in the Company to the Bison Parties, in the form attached hereto as Schedule 4 (the “Pledge Agreement”). The Parties agree that, save for the provisions of 4.2 (Exceptions to Prohibitions on Transfer), the restrictions upon, and other provisions relating to, Transfers of Shares contained in Clause 4 of this Agreement shall not apply to any Transfer of Shares to the Chargee (as such term is described in the Pledge Agreement), in accordance with the terms of the Pledge Agreement.

8.13	The Company shall not be concerned as to the allocation between the Bison Parties of the shares in LuxCo1 upon the exercise by the Bison Parties of the Call Option.

8.14	The Company undertakes that until the Call Option Expiry Date, and without the prior written approval of the Bison Party, it will at all times hold not less than 51% of the shares issued by LuxCo1.

8.15	Notwithstanding any other provision of this Clause 8, completion of the sale and purchase of the shares which are the subject of the Call Option (or the Put Option pursuant to Clause 9) shall not take place until all amounts payable under the SPA in respect of the earn-out arrangements contemplated by clause 2.2.2 of the SPA have been paid or reduced to zero.

9	PUT OPTION

9.1	The Initial Bison Party hereby grants to the Company the right for the Company to require any Bison Parties to purchase all, but not some only, of the shares in LuxCo1 held by the Company at the Put Option Price (the “Put Option”). For the avoidance of doubt, the Put Option is personal to the Company. No other person shall have any rights pursuant to the Put Option and the Put Option may not be transferred to any person under any circumstances.

9.2	The Put Option shall only be exercisable by the Company giving notice (a “Put Option Notice”) in writing to the Bison Party:

9.2.1	during the period commencing on the later of (i) the date that the audited 2009 Operating Group accounts are approved by the board of Cyprus1 and (ii) the date on which all amounts payable under the SPA in respect of the earnout arrangements contemplated by Clause 2.2.2 of the SPA have been repaid or determined to be zero and ending in either case 120 days thereafter (the “2010 Put Option Period”); provided, however, that the Company may not exercise the Put Option during the 2010 Put Option Period unless the 2009 Operating Group EBITDA is equal to or exceeds USD 55 million;

9.2.2	during the period commencing on the date that the audited 2010 Operating Group accounts are approved by the board of Cyprus1 and ending 120 days thereafter (the “2011 Put Option Period”); provided, however, that the Company may not exercise the Put Option during the 2011 Put Option Period unless the 2010 Operating Group EBITDA is equal to or exceeds USD 65 million;.

9.3	The Put Option shall expire one day after the end of the 2011 Put Option Period, unless otherwise extended pursuant to Clause 9.5 below (the “Put Option Expiry Date”).

9.4	The Put Option Price payable by the Bison Party to the Company shall be an amount payable in USD, and:

9.4.1	if the Company exercises the Put Option during the 2010 Put Option Period, shall be an amount equal to the 2010 Put Option Equity Value, multiplied by the prevailing Cayco Share; or

9.4.2	if the Company exercises the Put Option during the 2011 Put Option Period, shall be an amount equal to the 2011 Put Option Equity Value multiplied by the Prevailing Cayco Share.

9.5	If during the 2010 Put Option Period the Bison Parties exercise their rights to extend the Call Option under Clause 8.6 above, the Put Option will expire on the date of the expiry of the 2012 Call Option Period, and the Company may exercise the Put Option for a period of 120 days commencing on the date that the audited 2011 Operating Group accounts are approved by the board of Cyprus1, except that in such instance the Put Option Price shall be an amount equal to the 2012 Put Option Equity Value, multiplied by the prevailing CayCo Share; provided, however, that the Company may not exercise the Put Option during such additional Put Option Period unless the 2011 Operating Group EBITDA is equal to or exceeds USD 75 million.

9.6	The Parties agree that, in the calculation of Put Option Equity Value, the Operating Group EBITDA shall be increased by the addition of Minority Investment EBITDA for any Minority Investments of the Group at the Option Valuation Date. If, having made reasonable endeavours to obtain sufficient information to calculate any Minority Investment EBITDA, the Company or the relevant member of the Group has been unable to do so, the Parties hereby agree that Financial Debt shall be reduced by the amount of any cash investment (including, without limitation, consideration paid for the Minority Investment, costs of investment or capital contributions of any kind, and any further costs relating to the acquisition of the Minority Investment, whether capitalised or charged to the profit and loss account) made by the Group in the Minority Investment after Closing

9.7	Completion of the sale and purchase of the shares which are the subject of the Put Option Notice under Clause 9.2 will, subject to the provisions of Clause 8.13, occur within 120 days of receipt of the Put Option Notice, and on such completion:

9.7.1	against delivery in accordance with Clause 9.7.2, the Bison Party shall pay to the Company, in immediately available funds on the date of completion (or in such other manner as may be agreed by the Company and the relevant Bison Party), a sum equal to the Put Option Price;

9.7.2	the Company shall deliver to the relevant Bison Party a duly executed transfer in favour of that Bison Party in respect of the relevant shares together with a share certificate(s) evidencing its title to such shares;

9.7.3	the Company shall procure that the relevant Bison Party is registered as the holder of the relevant shares; and

9.7.4	the Company shall do all such acts and/or execute all such deeds and documents in a form satisfactory to the relevant Bison Party as it may reasonably require to give effect to the transfer of the relevant shares pursuant to this clause.

9.8

The Bison Parties may elect, instead of fully satisfying the Put Option Price in cash, as is required under Clause 9.7.1 above, to satisfy the payment of up to 30% of the Put Option Price through the issuance to the Company (or to such person as the Company may direct) of common shares of the Parent, calculated on a per share basis as the weighted average closing price of Bison common shares during the 30-day period before the date of issuance of such shares to the Company (or its nominee) (“Parent Shares”), provided that the Bison Parties may not make such an election to the extent that it would oblige the Company or any other person to make a mandatory takeover offer for shares in the Parent under applicable law or regulation. In such a case, the Bison Parties shall upon completion of the sale and purchase of the shares which are the subject of the Put Option Notice, procure that the Parent Shares are issued to the Company (or such person as the Company may direct), and that, upon completion there is delivered to the Company all necessary share certificates in respect of the Parent Shares together with evidence of the issue of the Parent Shares duly executed by the Parent’s transfer agent. In the event that the Parent ceases to be listed on NASDAQ and is not then listed, substantially, concurrently (or is otherwise eligible for trading) on another national securities exchange, as such term is used in the U.S. Securities Exchange Act of 1934, as amended, the option granted by this Clause shall cease to be of any effect and the entirety of the Put Option shall be required to be satisfied in cash.

9.9	In the event that the Bison Parties elect to satisfy a portion of the Put Option Price through the issuance of Parent Shares as contemplated in Section 9.7 above, immediately prior to the issuance and delivery of Parent Shares the Company (and such person to whom the Company has directed the Bison Parties to issue shares pursuant to Clause 9.7) shall deliver to the Parent an executed “Investor Representation Letter” in the form attached hereto at Schedule 5 (the “Investor Representation Letter”).

9.10	In order to preserve the Bison Parties’ ability to satisfy a portion of the Put Option Price through the issue of Parent Shares as contemplated in Clause 9.8, from the date hereof until the earlier of the consummation of the transactions contemplated by this Clause 9 or the termination of this Agreement, the Company hereby covenants not to take, or fail to take, any action that would result in a breach of any of the representations, warranties or covenants set forth in the Investor Representation Letter failing to be true, correct, and complete. The Company hereby covenants not to direct the Bison Parties to issue shares to any person who has not executed an Investor Representation Letter as required by Clause 9.9.

9.11	Prior to the issuance of any Parent Shares to satisfy a portion of the Put Option Price as contemplated in Section 9.7, the Parent, the Company, and any person to whom the Company has directed the Bison Parties to issue shares pursuant to Clause 9.7, shall execute a Registration Rights Agreement in the form attached hereto at Schedule 6.

9.12	Any shares issued by Bison to the Company, or its nominee, in satisfaction of the payment of the Put Option Price shall be duly registered in the name of the Company, or its nominee, within the period of 120 days from the date of the exercise of the Put Option, and, further, such shares shall not be subject to any transfer restrictions other than the minimum required under applicable law.

9.13	Any shares issued by Bison to the Company, or its nominee, in satisfaction of the payment of the Put Option Price shall be duly registered in the name of the Company, or its nominee, within the period of 120 days from the date of the exercise of the Put Option, and, further, such shares shall not be subject to any transfer restrictions other than the minimum required under applicable law.

9.14	If the Company exercises the Put Option in accordance with its terms, the Company undertakes to exercise its Drag-Along Rights under the LuxCo1 Shareholders’ Agreement and to use its best efforts to ensure that any Drag-Along Securities (as defined in the LuxCo1 Shareholders’ Agreement) are transferred to and registered in the name of the Bison Parties, on the terms of the LuxCo1 Shareholders’ Agreement and the Bison Parties undertake to purchase all the Drag-Along Securities (as defined in the LuxCo1 shareholders Agreement).

9.15	If the Company exercises the Put Option in accordance with its terms and the Bison Parties breach their obligations under this Agreement to purchase from the Company the shares in

LuxCo1, the Bison Parties shall pay to the Company an amount equal to 2.5 times Operating Group EBITDA for the Financial Year ending prior to the exercise by the Company of the Put Option. Such amount is agreed between the Company and the Bison Parties to be a genuine pre-estimate of the loss suffered by the Company of the breach by the Bison Parties of their obligations under this Clause 9.

9.16	If for any reason Clause 9.15 or Clause 8.11 is held to be illegal, invalid or unenforceable, whether in whole or in part, such illegality, invalidity or unenforceability will be without prejudice to any other Clause of this Agreement and shall not invalidate or render illegal or unenforceable any other Clause of this Agreement.

10	CONDUCT OF THE COMPANY

The Company has been formed as a holding company in relation to the Acquisition and the Parties warrant the facts set out in Recital B above. The Company undertakes, and the Lion Parties shall procure that the Company undertakes, to act only as a holding company and not to undertake any trading activity, and further not to incur any indebtedness.

11	ACQUISITIONS AND DISPOSALS

11.1	The Company shall not, and shall procure that each member of the Group shall not, acquire an interest in any entity (a “Proposed Acquisition”) where the consideration payable in respect of the Proposed Acquisition is greater than US$50 million on a debt-free, cash-free basis, with a normalised level of working capital unless the Company has:

11.1.1	received the prior written consent of the Bison Parties; or

11.1.2	prior to, or within 60 Business Days following the closing of the Proposed Acquisition, delivered to the Bison Parties a written opinion from an investment bank or accounting firm of international repute showing that, on a pro forma basis, the Total Leverage (giving effect to the Proposed Acquisition) will not be greater than 5.25. Any dispute concerning the consideration payable in respect of the Proposed Acquisition shall be finally resolved by obtaining a written opinion from an investment bank or accounting firm of international repute.

11.2	The Company undertakes that, prior to the expiry of the Call Option (including any extension thereof), and without the prior written consent of the Bison Parties (in accordance with Clause 11.4), it will not, and it will procure that any Subsidiary of the Company will not, dispose of:

11.2.1	materially all the intellectual property assets owned by the Group which constitute the “Green Mark”, “Zhuravli” or “Marusya” brands, whether by way of a single transaction or through a series of related or unrelated transactions; or

11.2.2	materially all of the intellectual property assets which constitute the Group’s long drinks business for a total enterprise value (in each case calculated on a debt-free, cash-free basis, with a normalised level of net working capital) equivalent to less than 12.80 x prior calendar year EBITDA between Closing and the end of the 2010 Put Option Period; 11.94 x prior calendar year EBITDA between the end of the 2010 Put Option Period and the end of the 2011 Put Option Period; and 11.60 x prior calendar year EBITDA thereafter.

11.3	If, during the 2010 Call Option Period, the 2011 Call Option Period, and any additional Call Option Period, the Call Option Price were to equal the Floor Amount then, following expiry of the Call Option Period, the Bison Parties shall continue to have the benefit of the covenant contained in Clause 11.1, for so long as the Bison Share of LuxCo1 is equal to (or greater than) 20%.

11.4	The Company shall not, and shall procure that any member of the Group shall not, dispose of any material tangible or intangible asset owned by the Company or any member of the Group on terms other than arm’s length, unless the Company or a member of the Group has first obtained: (i) the prior written consent of the Bison Parties; or (ii) a fairness opinion from an investment bank or accounting firm of international repute addressed to a member of the Group and delivered to the Bison Parties.

11.5	The consent of the Bison Parties shall not be unreasonably withheld and shall be given for a period of six months from the date upon which consent is given. In the event that the consent of the Bison Parties is sought, the Company shall deliver a notice (a “Consent Notice”) to the Bison Parties requesting consent. The Bison Parties shall have fifteen days from the date of a Consent Notice (the “Consideration Period”) to decide whether to give consent. If upon the expiry of the Consideration Period the Bison Parties have failed to respond to the Company, they shall have been deemed to have given their consent, for a period of six months beginning upon the expiry of the Consideration Period, to the contemplated disposal.

12	PARENT GUARANTEE

12.1	The Parent, as primary obligor, unconditionally and irrevocably guarantees, by way of continuing guarantee to the Lion Parties, the payment and performance by the Bison Parties, when due, of all amounts and obligations under this Agreement. This guarantee shall remain in full force and effect until all such amounts and obligations have been irrevocably paid and discharged in full.

12.2	The Parent’s obligations under this clause:

12.2.1	constitute direct, primary and unconditional obligations to pay on demand by the Lion Parties or the Company any sum which the Bison Parties are liable to pay under this Agreement and to perform on demand any obligation of the Bison Parties under this Agreement without requiring the Lion Parties or the Company first to take any steps against the Bison Parties or any other person; and

12.2.2	shall not be affected by any matter or thing which but for this provision might operate to affect or prejudice those obligations, including:

(a)	any time or indulgence granted to, or composition with, the Bison Parties or any other person; or

(b)	any amendment of this Agreement; or

(c)	the taking, variation, renewal or release of, or refusal or neglect to perfect or enforce, any right, remedy or security against the Bison Parties or any other person; or

(d)	any legal limitation, disability or other circumstance relating to the Bison Parties or any unenforceability or invalidity of any obligation of the Bison Parties under this agreement.

13	DIRECTORS

13.1	The Company or a member of the Group shall reimburse and pay to each Director, and the Bison Representative, any reasonable travelling, hotel or other out-of-pocket expenses which the Director (or Bison Representative) may incur in the performance of his duties (inclusive/exclusive of VAT if applicable) which shall be payable monthly in arrears.

13.2	The Company or a member of the Group shall take out and maintain in force a policy of insurance covering such matters and on such terms and conditions as the Lion Parties shall agree for each Director to serve on the board of directors or other similar governing body of any other member of the Group (each, a “Satellite Board”) for the duration of their appointment, on which each Director and each such individual shall be noted as a beneficiary.

13.3	Each Director shall be entitled to appoint any other Director to be his proxy in accordance with applicable provisions of the law of the Cayman Islands and a Director or any such proxy shall not be required to hold any share qualification, shall not be subject to retirement by rotation and shall not be removed except by the Shareholder appointing them.

13.4	Each Director and any proxy appointed pursuant to Clause 13.3 shall be entitled to disclose to any Shareholder appointing him such information concerning the Company and its business as he thinks fit without violating any contractual, fiduciary or other obligation. The provisions of Clause 18 shall apply to any such information that is Confidential Information.

13.5	The initial composition of the Board shall be as follows:

Lion Directors:	[Javier Ferrán] who will also be chairman

[James Cocker] [—] [—]

Bison Director:	[—]

From the date of the initial composition of the Board:

13.5.1	For so long as the Bison Parties collectively own not less than ten per cent. (10%) of the total number of Ordinary Shares issued and outstanding (excluding for such purpose any dilution in such ownership resulting from issuances of New Shares) the Bison Parties between them shall be entitled to appoint one (1) Director (the “Bison Director”) and cause the removal and replacement of the Bison Director, provided that the Lion Parties may require (acting reasonably and in good faith) the Bison Parties to replace the Bison Director (or the Bison Representative as defined in Clause 13.5.4) with a person of whom the Lion Parties shall first approve, save that the Lion Parties shall not be entitled to require the removal of either William Carey or Christopher Biedermann as the Bison Director or the Bison Representative. At any time when the Bison Parties own less than ten per cent. (10%) of the total number of Ordinary Shares issued and outstanding (excluding for such purpose any dilution in such ownership resulting from issuances of New Shares pursuant to Clauses 3.1.1 to 3.1.5) they shall, at the request of the Lion Party, cause the Bison Director to resign.

13.5.2

For so long as the Bison Parties shall be entitled to appoint a Director to the Board of the Company, at the request of the Bison Director, the Lion Party and the Company will procure that the Bison Director, or such person as the Bison Director shall nominate, is in addition, appointed (and subsequently removed or replaced) to the Operating Board and to any committee of the Operating Board provided that the Lion Parties may require (acting reasonably and in good faith) the Bison Parties to replace the Bison director (or Bison Representative) on the Operating Board with a person of whom the Lion Parties shall first approve save that the Lion Parties shall not be entitled to require the removal of either William

Carey or Christopher Biederman as the Bison Parties’ appointee to the Operating Board. At any time when the Bison Parties own less than ten per cent. (10%) of the total number of Ordinary Shares issued and outstanding (excluding for such purpose any dilution in such ownership resulting from issuances of New Shares) they shall, at the request of the Lion Party, cause the Bison director on the Operating Board to resign.

13.5.3	Subject to Clause 13.5.1 the Bison Director shall be entitled to appoint any person to be his alternate director, and such Bison Director or any such alternate director shall not be required to hold any share qualification, shall not be subject to retirement by rotation and shall not be removed except by the Bison Parties.

13.5.4	In addition to the rights provided in Clauses 13.5.1, 13.5.2 and 13.5.3, the Bison Parties shall be entitled to send a representative (the “Bison Representative”) to attend and speak at, but not to vote at, meetings of the Board of the Company and the Company will procure that such person as the Bison Parties shall nominate shall be entitled to attend and speak at, but not vote at, meetings of the Operating Board.

13.5.5	The Bison Director, his alternate director and any Bison Representative shall be entitled to disclose to any Shareholder such information concerning the Group as he thinks fit.

13.6	The Company agrees that:

13.6.1	a meeting of the Board shall be convened and held at least once every 12 months;

13.6.2	it will procure that a meeting of the Operating Board shall be convened and held at least once every three months; and

13.6.3	unless otherwise agreed between all the Directors, there shall be given to each of the Directors of the Company and the members of the Operating Board not less than five Business Days’ prior written notice of any meeting of the Board of the Company and of the Operating Board, as the case may be, and every such notice shall be accompanied by a written agenda specifying the business of such meeting and copies of all papers that shall be relevant for such meeting.

13.7	All matters to be determined at meetings of the Board and any committees thereof shall be determined by a majority of votes cast.

13.8	Each Director of the Company and any committee thereof shall be entitled to one vote and, in the case of an equality of votes, no person, including without limitation the Chairman of the Board, shall have a second or casting vote. A Director shall not be entitled to vote at any meeting of the Board, any Satellite Board or any committee thereof on any resolution concerning a matter in relation to which he has a conflict and he shall not be counted in the quorum in respect of any such meeting unless he first declares such conflict prior to the start of the meeting.

13.9	Any meeting of the Board or any committee thereof may consist of a conference call between Directors, some or all of whom are in different places provided that each Director who participates in the meeting is able:

13.9.1	to hear each of the other participating Directors addressing the meeting; and

13.9.2	if he so wishes, to address each of the other participating Directors simultaneously;

whether directly, by conference telephone or by any other form of communication equipment or by a combination of such methods. A meeting held in this way shall be deemed to take place at the place where the largest group of Directors is assembled or, if no such group is readily identifiable, at the place from where the Chairman of the meeting participates at the start of the meeting.

13.10	A resolution or other consent executed or approved in writing by all of the Directors who would have been entitled to vote thereon had the same been proposed at a meeting of the relevant Board which such Directors had attended shall be as valid and effective for all purposes as a resolution passed at a meeting of a Board duly convened and held and may consist of several documents in the like form, each signed by one or more of the Directors.

13.11	The Company will procure that Clauses 13.7 to 13.10 shall apply, mutatis mutandis, to any meetings of the Operating Board.

13.12	No Bison Director (or their alternate) or any Bison Representative shall participate in any Board discussion or meeting or receive any information in relation to:

13.12.1	any acquisition by the Company unless the Company is seeking the consent of the Bison Parties prior to an acquisition pursuant to Clause 11.1, in which case all information necessary for them to give consent shall be supplied to the Bison Parties and the Bison Director (or their alternate) or any Bison Representative shall be entitled to participate in, or receive any information in relation to, any Board meeting relating to the acquisition by the Company; or

13.12.2	any material disposal by the Company if a Bison Party is participating as a purchaser in the transaction, unless the consent of the Bison Parties is required for the disposal, in which case the participation of, and information supplied to, the Bison Party shall be the minimum necessary to enable the Bison Parties to give consent and no Bison Director (or their alternate) or Bison Representative shall participate in any Board decision relating to the disposal.

14	ACCESS TO INFORMATION AND ACCOUNTS

14.1

The Company shall provide or shall procure are provided to the Shareholders, at their request, the following information with respect to the Operating Group[4], but in the case of the Bison Party only if the Bison Party owns not less than either ten percent. (10%) of the total number of Ordinary Shares issued and outstanding (excluding for such purpose any dilution in such ownership resulting from issuances of New Shares) or $51,750,000 of the Notes:

14.1.1	monthly management accounts, if and when provided to the Operating Board, in the form provided to the Operating Board, as soon as practicable, and in any event no later than 10 Business Days after their receipt by the Lion Parties;

14.1.2	quarterly unaudited consolidated financial statements, as soon as practicable, and in any event not later than 10 days after their receipt by the Lion Parties;

14.1.3	yearly audited information (including, without limitation, audited annual accounts) 10 days after its receipt by the Lion Parties, and in any event within 150 days of the financial year end;

[4]	Reporting perimeter to be confirmed.

14.1.4	written materials provided to the Operating Board (including committees appointed by the Operating Board) for any regular or special meetings or for purposes of obtaining written consent in lieu of a meeting; and

14.1.5	the annual budget and business plan (no later than the earlier to occur of (a) three months following the start of each Financial Year and (b) 10 days after their receipt by the Lion Parties) and any material amendments thereto,

(collectively the “Investor Information”).

14.2	The delivery of Investor Information to the Bison Director (or any proxy thereof) or to the Bison Representative shall be deemed to satisfy the obligations of the Company under Clause 13.1 above.

14.3	Notwithstanding the satisfaction by the Bison Parties of the requirements of Clause 14.1 above, the Bison Parties shall: (i) not be entitled to receive any Investor Information (except to the minimum extent required by law, and pursuant to Clauses 14.1.2 and 14.1.3 above); and (ii) resign from the board of directors of any Group member to which a Bison Party nominee has been appointed, if a Bison Party or any of its Affiliates directly or indirectly acquires Control of any entities, assets or businesses in Russia or the Ukraine which, cumulatively from the date of Closing, have an enterprise value of more than US$ 50 million and are, in the reasonable opinion of the Lion Parties, direct competitors of the Group in the production and/or distribution of vodka, brandy or long drinks, save in respect of those transactions of which the Lion Parties are aware which, at Closing, have signed but not closed.

15	ADVISORY AGREEMENTS

The Advisory Agreements will provide for a Group Company to pay a transaction fee in relation to the acquisition of the Group and any subsequent acquisitions of 1% of the enterprise value (or equivalent) of the assets acquired, and to pay monitoring and oversight fees capped at 1.25% of budgeted EBITDA in relation to the relevant financial period (plus, in each case, its out-of-pocket costs and expenses and any applicable VAT).

16	NON-SOLICITATION

16.1	For so long as any Lion Party is a Party to this Agreement and for a period of two years from the date that no Lion Party is a Party to this Agreement (the “Cessation Date”), no Lion Party will, on its own account or on account of another Lion Party, entice or attempt to entice away from a Group member or employ or attempt to employ any person who, in the period between the date of this Agreement and the Cessation Date, was an officer or an employee of a Group member, or an employee of a Bison Party, and was engaged in managerial work.

16.2	For so long as any Bison Party is a Party to this Agreement and for a period of two years from the date that no Bison Party is a Party to this Agreement (the “Cessation Date”), no Bison Party will, on its own account or on account of another Bison Party, entice or attempt to entice away from a Group member or employ or attempt to employ any person who, in the period between the date of this Agreement and the Cessation Date, was an officer or an employee of a Group member, or an employee of a Lion Party, and in the case of the Group, was engaged in managerial work.

17	WARRANTIES

17.1

Each of the Parties warrants as of the date of this Agreement and as at Closing to the other Parties that it is properly incorporated or formed under the relevant law of its jurisdiction and has full power and authority without requiring the consent of any other person, and has taken all necessary actions, to enter into and exercise its rights and perform its obligations under this Agreement and all other documents to be executed by them at Closing in connection with the Agreement. This Agreement and all other documents to be executed by the Parties will, when executed, constitute lawful, valid and binding obligations of the Parties (as the case may be) in accordance with their respective terms.

18	CONFIDENTIALITY AND CONTACT RESTRICTIONS

18.1	Subject to Clauses 18.2, 18.3 and 18.5 below, each Shareholder undertakes and covenants with the Company that:

18.1.1	it shall use any Confidential Information acquired by it solely in accordance with its performance of this Agreement and in particular, but without prejudice to the generality of the foregoing, not make any commercial use thereof or use the same for the benefit of itself or of any third party other than pursuant to this Agreement;

18.1.2	it shall not disclose the Confidential Information to any person other than those of its employees, directors or advisers who need to know the Confidential Information for the purposes of the Agreement or the business (a “Recipient”) and shall procure that each Recipient is made aware of and complies with its obligations of confidentiality under this Agreement as if the Recipient was a Party to this Agreement.

18.2	The provisions of Clause 18.1 shall not apply to the disclosure of any Confidential Information by any Party:

18.2.1	in the course of consultations with the Auditors, other professional advisers, lenders and proposed lenders and with any other Shareholder;

18.2.2	for the purposes of facilitating an Exit to any proposed purchaser, underwriter, sponsor or broker; and/or

18.2.3	in respect of any Shareholder to a third party in relation to a potential Transfer of their Shares provided such third party is not in any way connected with (whether as investor, owner, employee, director, officer, consultant or otherwise) the business of manufacturing and/or wholesaling distribution of vodka and/or long drinks beverages;

in each case so long as the disclosing Party (i) uses reasonable endeavours to procure that any such recipient enters into an appropriate legally-binding confidentiality undertaking (such confidentiality undertaking expressly stating that the Company and the other Shareholders shall be entitled to enforce it) and (ii) keeps the Board informed of any disclosures made pursuant to this Clause 18.2 and provides reasonable advance notice of the matters and information to be disclosed in order to provide the Board with an opportunity to voice its reasonable objections to any such disclosure.

18.3	The provisions of this Clause 18 shall not apply to the disclosure of any Confidential Information by any Party:

18.3.1	which now or hereafter comes into the public domain otherwise than as a result of a breach of such undertaking of confidentiality;

18.3.2	which is required by law to be disclosed to any person who is authorised by law to receive the same;

18.3.3	which is required to be disclosed in accordance with the terms of the principal finance documents relating to the Group;

18.3.4	which is required to be disclosed by the regulations of any recognised investment exchange upon which the share capital of the disclosing Party is or is proposed to be from time to time listed or dealt in;

18.3.5	to a court, arbitrator or administrative tribunal in the course of proceedings before it to which the disclosing Party is a party in a case where such disclosure is required by such proceedings;

18.3.6	to any professional advisers to the disclosing Party who are bound to the disclosing Party by a duty of confidence which applies to any information disclosed;

18.3.7	to any third party in connection with negotiations for an Exit, where, prior to any such disclosure, such Party is bound to any member of the Group or the relevant Party (in a form reasonably satisfactory to the Principal Shareholders) by a confidentiality agreement to maintain confidentiality of such information;

18.3.8	to the other Parties to this Agreement; or

18.3.9	pursuant to the terms of this Agreement.

18.4	Notwithstanding the foregoing provisions, the Lion Parties shall be entitled to make such disclosure to their partners, trustees, shareholders, unit holders and other participants in relation to the business affairs and financial position of the Company as they may in their reasonable discretion see fit.

18.5	In the case of disclosure pursuant to Clauses 18.3.2 to 18.3.9 (inclusive) such disclosing Party shall, save where giving notice to other Parties is prohibited by law, give as much notice to the Company and the principal Shareholders of such disclosure as is practicable and shall take into account the reasonable requests of the principal Shareholders in relation to the contents of such disclosures.

19	DEEDS OF ADHERENCE

19.1	Subject to the provisions of Clause 19.2, no Transfer or allotment of any Shares shall be made unless the transferee or allottee shall have first executed a Deed of Adherence and such Deed shall have been delivered to the Company at its registered office and to the Shareholders.

19.2	No Deed of Adherence need be executed:

19.2.1	if the transferee or allottee, as the case may be, is already a Party to this Agreement (in the same capacity as that in which the transferor is a Party in respect of the Shares in question); or

19.2.2	if the Board obtains the consent of the Lion Party to the waiver of the need for a Deed of Adherence.

19.3	Each Party acknowledges and agrees that, upon the transferee or allottee duly executing the Deed of Adherence, such person shall become a Party to this Agreement in accordance with the terms of the Deed of Adherence.

20	TERMINATION

20.1	Save as provided for in Clause 19.2 below, this Agreement shall terminate (as between the Parties hereto) and be of no further force or effect upon the earlier of the following:

20.1.1	the Bison Parties ceasing to hold any Ordinary Shares;

20.1.2	an IPO or a Sale;

20.1.3	the written agreement of the Parties; or

20.1.4	the Company going into liquidation whether voluntary or compulsory (other than for the purpose of an amalgamation or reconstruction approved by all the Shareholders).

20.2	On termination of this Agreement, Clauses 14, 17 to 20, and 31 to 33 shall survive and continue in full force and effect but all other rights and obligations of the Shareholders shall cease immediately. Termination does not affect the Shareholders’ accrued rights and obligations as at termination.

20.3	If this Agreement is terminated under Clause 20.1.1 above, Clauses 8, 9 and 12 shall survive and continue in full force and effect save that the obligations under Clause 12 shall survive and continue in only relation to the obligations of the Bison Parties under Clauses 8 and 9, in addition to those other Clauses surviving termination under Clause 20.2.

20.4	If any one Shareholder ceases to hold any Shares in accordance with the terms of this Agreement, this Agreement shall cease to apply to such Shareholder from the date it ceases to hold such securities but without prejudice to any rights, obligations or liabilities which may have accrued prior to the date on which such Shareholder ceased to hold any such securities.

20.5	Termination of this Agreement shall not affect the terms of any agreement entered into between the Shareholders, or any successor of either of them holding Shares which replaces this Agreement.

21	ANNOUNCEMENTS

21.1	Subject to Clause 21.2 no Party shall, save with the consent of the Lion Parties, make any public announcement or press release concerning or otherwise disclose or divulge any information concerning the Shareholders’ involvement with or interest in the Group nor regarding (without limitation) the existence, subject matter or any of the terms set out in this Agreement or any ancillary agreement, nor regarding any matter ancillary thereto, including the Acquisition and any related transactions.

21.2	This Clause 21 shall not apply to any announcement, public statement or circular required by law, a recognised investment exchange or a regulatory or governmental body to which the Company or any such Party is subject, including the rules of a recognised investment exchange, in which case the Party concerned shall, subject to the requirements of applicable law, use reasonable efforts to consult with the Lion Parties and the Company concerning the timing and content of such announcement before making the announcement or statement and shall give a copy thereof to the other Parties at the same time as, or as soon as reasonably practicable after, the making of such announcement or statement.

22	TAX AND VCOC

22.1	For the purposes of this Clause 22.1, “Code” means the United States Internal Revenue Code of 1986, as amended, and any statute successor thereto.

Certain Tax Matters

22.1.1	Tax Elections The Lion Parties shall have the sole authority to cause the Company and its direct and indirect subsidiaries to make, or to refrain from making, all tax (and accounting) elections, including, without limitation, elections to “check the box” as to tax characterization of an entity for U.S. tax purposes, and elections under section 338 of the Code.

22.1.2	The Company, if it is an association taxable as a corporation under the Code shall use its commercially reasonable efforts to maintain such information as shall be necessary to determine whether the Company or any of its Subsidiaries is a “passive foreign investment company,” a “controlled foreign corporation” or a corporation having a similar status under the Code, and, if the Company determines that it is in such a foregoing category, to furnish to any Shareholders as reasonable requested from time to time such information as shall be necessary to enable such Shareholder (or any of its owners) to comply with its tax reporting obligations in connection with its investment in the Company. Any costs incurred by the Company as a result of compliance with this clause 22.1.2 shall be borne by the Shareholder making such requests for such information, as determined by the Company in its sole discretion, and by any other Shareholders that may be resident for tax purposes in the US in proportion to their Shares owned (where the calculation shall not take into account any Shares owned by the Shareholders to which this clause 22.1.2 has no effect.)

22.1.3	The Lion Parties intend that the Company shall be treated as a corporation for US tax purposes.

22.1.4	If the Company is an association taxable as a corporation under the Code, the Shareholders shall, if requested by the Lion Parties, cause an election under section 338(g) of the Code to be made to the extent permitted by law to treat the purchase of the business under the SPA or any other business (if such purchase is eligible for an election under section 338(g) of the Code) as a purchase of the target group’s assets in accordance with section 338 of the Code. The Tax Matters Person shall prepare an allocation of the Purchase Price in accordance with the rules under section 338 of the Code and the Treasury Regulations promulgated thereunder. The US Shareholders agree to use the agreed-upon allocations for purposes of all relevant US tax returns or filings, including any forms or reports required to be filed pursuant to section 338 of the Code, the Treasury Regulations promulgated thereunder or any provisions of US federal, state or local law (“338 Forms”), and to cooperate in the preparation of any 338 Forms and to file such 338 Forms in the manner required by applicable law.

22.1.5

To the extent the Company is required by law to withhold or to make tax payments on behalf of or with respect to any Shareholder (“Tax Advances”), the Company may withhold such amounts and make such tax payments as so required. All Tax Advances made on behalf of any Shareholder shall be repaid by reducing the amount of the current or next succeeding distribution or distributions which would otherwise have been made to such Shareholder or, if such distributions are not sufficient for that purpose, by so reducing the proceeds of liquidation otherwise payable to such Shareholder. If a distribution to a Shareholder is actually reduced as a result of a Tax Advance, for all other purposes of this Agreement such Shareholder shall be treated as having received the amount of the distribution that is reduced by the Tax Advance. Except as otherwise provided in the last sentence of Clause 22.1.2, each Shareholder hereby agrees to indemnify and hold harmless the Company and the other Shareholders from and against any liability (including, without limitation, any liability for taxes, penalties, additions to tax or interest) with respect to income attributable to or distributions or other payments to such other Shareholder.

22.2	Certain VCOC Matters

22.2.1	For so long as any Lion Party seeks to qualify as a VCOC Shareholder (as the term is defined in Clause 22.2.2 below), such Party shall be entitled individually to nominate at least one of the persons to the Board to be nominated by that Lion Party. The Parties acknowledge that, on the date hereof, the Initial Lion Party is a VCOC Shareholder.

22.2.2	The Company hereby agrees that for so long as any Shareholder or one of its Affiliates is a “venture capital operating company” (such Shareholder or Affiliate, a “VCOC Shareholder”), as defined in the regulations promulgated under the United States Employee Retirement Income Security Act of 1974, as amended, by the United States Department of Labor (the “Plan Asset Regulations”), and such VCOC Shareholder continues to hold, directly or indirectly, any Shares (or other securities of the Company into which such Shares may be converted or for which such Shares may be exchanged), without limitation on, or prejudice to, any of the other rights provided to the VCOC Shareholder under this Agreement or applicable law, the Company shall provide to such VCOC Shareholder or its designated representative:

(a)	such information and consultation rights and other assistance as such VCOC Shareholder may require to preserve its direct or indirect interest in the Company qualifying as a “Venture Capital Investment” (within the meaning of the Plan Asset Regulations) and, in connection with an Exit, such distribution of securities held directly or indirectly by the VCOC Shareholder or such other reasonable assistance such as to enable such Shareholder, in its discretion, to elect to commence its “distribution period” (within the meaning of the Plan Asset Regulations) or otherwise preserve its qualification as a “venture capital operating company” within the meaning of the Plan Asset Regulations, and the Parties will agree to such amendments to this Agreement as may be required by a VCOC Shareholder to preserve such qualification or permit such election or otherwise, provided that no such amendment would result in a material adverse effect on the operations or business of the Group, taken as a whole, or on the financial, legal or tax position of any other Shareholder;

(b)	prior notice of all material corporate actions (unless any such action is required to be disclosed to the general public, in which case, such VCOC Shareholder shall be deemed to have received notice pursuant to such disclosure) and the right to consult with the Company and members of the Group with respect to such actions; provided that the Company may provide such notice to the applicable designated representative of such VCOC Shareholder, which in turn shall be responsible forwarding such notice to the VCOC Shareholder the right to visit and inspect any of the offices and properties of the Group and inspect and copy the books and records of the members of the Group, at such times as the VCOC Shareholder or its designated representative shall reasonably request;

(c)	copies of the information provided to each Shareholder under Clause 14; and

(d)	the right to consult with appropriate officers and directors of the Company and each member of the Group periodically and at such times as reasonably requested by the VCOC Shareholder with respect to matters relating to the business, finances, accounts and affairs of the Company and the members of the Group. Any costs incurred by the Company as a result of compliance with this Clause 22.2 shall be borne by the Shareholder making such requests for such information.

22.2.3	The Company agrees to consider, in good faith, the recommendations of the VCOC Shareholder or its designated representative in connection with the matters on which it is consulted as described above, recognising that the ultimate discretion with respect to all such matters shall be retained by the Company.

23	ASSIGNMENT AND SUB-CONTRACTING

No Party shall be entitled to assign or transfer all or any of its rights, benefits or obligations under this Agreement in whole or in part without the prior written consent of the Lion Parties otherwise than pursuant to a Transfer in accordance in all respects with the provisions and requirements of this Agreement and the Articles.

24	EXCLUSION OF AGENCY, PARTNERSHIP OR JOINT VENTURE

Nothing in this Agreement or any arrangement contemplated by it shall be construed as establishing or implying any partnership between the Parties, and nothing in this Agreement shall be deemed to constitute either of the Parties as the agent of any other or to authorise any Party to hold itself out as agent or to bind, contract in the name of or to create a liability for any other in any way or for any purpose.

25	CAPACITY

Each Party represents to each other Party that it has full power and authority and has obtained all necessary consents to enter into and perform the obligations expressed to be assumed by it under this Agreement (and any other agreement or arrangement to be entered into by it in connection with this Agreement), that the obligations expressed to be assumed by it under this Agreement and each such other agreement are legal, valid and binding and enforceable against it in accordance with their terms and that the execution, delivery and performance by it of this Agreement and each such other agreement and arrangement will not:

25.1.1	result in a breach of, or constitute a default under, any agreement or arrangement to which it is a party or by which it is bound or under its constitutive documents; or

25.1.2	result in a breach of any law or order, judgment or decree of any court, governmental agency or regulatory body to which it is a party or by which it is bound.

26	FURTHER ASSURANCE, CONFLICT AND COMPLIANCE WITH ARTICLES, MODIFICATIONS TO ACCOMMODATE THE PARTIES’ TAX EFFICIENCY

26.1	Each Party shall, now or as required at any time in the future, do, or procure the doing by a third party of, so far as may be reasonably within its power and as may be reasonably requested of it, all acts and/or execute or procure the execution of all documents in a form satisfactory to the other Parties as is or are required to give full effect to this Agreement and the other Transaction Documents and the transactions intended to be effected hereby and thereby and shall further (if necessary), so far as may be within its power, procure any required amendment to the Articles.

26.2	If there is any conflict or inconsistency between the provisions of this Agreement and the Articles, (i) this Agreement shall prevail, although nothing in this Agreement shall constitute an amendment of the Articles and (ii) the Shareholders shall take all lawful actions necessary to amend the Articles in order to implement the terms of this Agreement, and in any event, shall act in accordance with this Agreement.

26.3	The Company undertakes to each of the Shareholders that it shall, and shall procure that each Group Company and their respective directors, officers and employees shall, comply with all applicable anti-bribery and anti-corruption laws and regulations. Without prejudice to the generality of the foregoing, the Company shall, and shall procure that each Group Company and their respective directors, officers and employees shall, refrain from taking any action that would result in a violation by any direct or indirect investor in the Company of the U.S. Foreign Corrupt Practices Act or any other applicable anti-bribery or anti-corruption laws which apply to it by virtue of such investor’s direct or indirect investment in the Company.

26.4	Without limiting the generality of the preceding clause, the Company undertakes to each of the Shareholders that it shall, and shall procure that each Group Company and their respective directors, officers and employees shall, refrain from offering, promising to pay, or authorising the payment of any money, or offering, giving, promising to give, or authorising the giving of anything of value, to any officer, employee or any other person acting in an official capacity for any government or any department, agency or instrumentality thereof, including any entity or enterprise owned or controlled by a government, or for any public international organisation, to any political party or official thereof or to any candidate for political office (individually and collectively, a “Government Official”) or to any person knowing or being aware of a high probability that all or a portion of such money or thing of value will be offered, given or promised, directly or indirectly, to any Government Official, for the purpose of:

26.4.1	influencing any act or decision of such Government Official in his official capacity;

26.4.2	inducing such Government Official to do or omit to do any act in violation of his lawful duty;

26.4.3	securing any improper advantage;

26.4.4	inducing such Government Official to influence or affect any act or decision of any entity or enterprise owned or controlled by a government; or

26.4.5	assisting the Company or any Group Company in obtaining or retaining business for or with, or directing business to the Company or any Group Company.

27	ENTIRE AGREEMENT

This Agreement and the documents referred to in it in agreed form together constitute the entire agreement and understanding of the Parties in relation to the matters the subject thereto and supersede any previous agreement between the Parties (whether written or oral) in relation to all or any of such matters and without prejudice to the generality of the foregoing, excludes any representation, warranty, condition or other undertaking implied at law or by custom other than where expressly contained in this Agreement, provided that nothing in this Clause shall exclude a Party from liability for fraudulent misrepresentation.

28	VARIATION

28.1	Subject to Clause 28.2, any variation of this Agreement must be in a written document and signed by each of the Shareholders or a duly authorised officer or representative of each of the Shareholders and where any such document exists and is so signed such Party shall not allege that the same is not binding by virtue of an absence of consideration.

28.2	If any Party ceases to hold Shares then, as from the date of such cessation and irrespective of whether the consent of such party would have been required pursuant to Clause 28.1, this Agreement may be varied without reference to or the need for signature of any relevant document by that Party, provided that (for the avoidance of doubt) such variation shall not give rise to any new or increased liability of that Party.

29	WAIVER

29.1	A delay in exercising, or failure to exercise, any right or remedy under this Agreement does not constitute a waiver of such or other rights or remedies nor shall operate so as to bar the exercise or enforcement thereof. No single or partial exercise of any right or remedy under this Agreement shall prevent further or other exercise of such or other rights or remedies.

29.2	No waiver by any Party of any requirement of this Agreement, or of any remedy or right under this Agreement, shall have effect unless given in writing and signed by such Party.

29.3	The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights and remedies provided by law.

30	ILLEGALITY AND SEVERANCE

30.1	The provisions contained in each Clause of this Agreement shall be enforceable independently of the others and the invalidity of any one provision shall not affect the validity of the others.

30.2	If a provision of this Agreement is, or but for this Clause would be, held to be illegal, invalid or unenforceable, in whole or in part, in the jurisdiction to which it pertains but would be legal, valid and enforceable if part of the provision was deleted, the provision shall apply with the minimum modification necessary to make it legal, valid and enforceable in that jurisdiction, and any such illegality, invalidity or unenforceability in any jurisdiction shall not invalidate or render invalid or unenforceable such provisions in any other jurisdiction.

30.3	If a provision of this Agreement is held to be illegal, invalid or unenforceable, in whole or in part and Clause 30.2 cannot be used to make it legal, valid and enforceable, an Shareholder may require the other Shareholders to enter into a new agreement or deed under which that Shareholders undertakes in the terms of the original provision, but subject to such amendments as the first Shareholders specifies in order to make the provision legal, valid and enforceable. No Shareholders will be obliged to enter into a new agreement or deed that would increase its liability beyond that contained in this Agreement, had all its provisions been legal, valid and enforceable.

31	RIGHTS OF THIRD PARTIES AND NO RECOURSE

31.1	A Party who is not a Party to this Agreement or who does not execute a Deed of Adherence in accordance with this Agreement has no rights under the Contracts (Rights of Third Parties) Act 1999 or otherwise to enforce any term of this Agreement but this does not affect any right or remedy of a third party which exists or is available apart from such Act.

31.2	Accordingly, this Agreement shall be binding upon and enure solely for the benefit of the Parties hereto and any person who executes a Deed of Adherence in accordance with this Agreement and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

31.3	Only the Parties that are signatories hereto shall have any obligation or liability under this Agreement. Notwithstanding anything that may be expressed or implied in this Agreement, no recourse under this Agreement or any documents or instruments delivered in connection with this Agreement shall be had against any current or future representative of any Shareholder or any current or future direct or indirect shareholder, member, general or limited partner or other beneficial owner of any Shareholder or any of their respective representatives, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any such person for any obligation of any Shareholder under this Agreement or any documents or instruments delivered in connection with this Agreement for any claim based on, in respect of or by reason of such obligations or their creation.

32	COUNTERPARTS

This Agreement may be executed in any number of counterparts, each of which when executed and delivered shall constitute an original of this Agreement, but all the counterparts shall together constitute one and the same agreement. No counterpart shall be effective until each Party has executed at least one part or counterpart.

33	NOTICES

33.1	Any notice or other communication given under this Agreement shall be in writing and shall be served by delivering it to the Party due to receive it at the address or fax numbers set out in Clause 33.2 and shall be deemed to have been delivered in accordance with Clause 33.3.

33.2	The Parties’ addresses and fax numbers for the purposes of this Agreement are:

33.2.1	In the case of the Lion Parties:

Lion Capital LLP

21 Grosvenor Place

London SW1X 7HF

United Kingdom

For the attention of: Javier Ferrán/James Cocker

Fax number: +44 20 7201 2222

with a courtesy copy to:

Weil, Gotshal & Manges

One South Place

London EC2M 2WG

United Kingdom

For the attention of Michael Francies

Fax number: +44 20 7903 0990

33.2.2	In the case of Bison or any Bison Party:

CEDC Warsaw,

ul. Bobrowiecka 6

02-728 Warszawa

Poland

For the attention of: Bill Carey

Fax number: +48 22 455 1810/

                     +1 941 330 9617

with a copy to:

Dewey & Le Boeuf

No.1 Minster Court

Mincing Lane

London

EC3R 7YL

For the attention of: Steve Horvath

Fax number: +44 20 7444 7498

33.2.3	In the case of the Company:

[CaymanCo]

c/o Lion Capital LLP

21 Grosvenor Place

London SW1X 7HF

United England

For the attention of: Javier Ferrán/James Cocker

Fax number: +44 20 7201 2222

with a courtesy copy to:

Weil, Gotshal & Manges

One South Place

London EC2M 2WG

United Kingdom

For the attention of Michael Francies

Fax number: +44 20 7903 0990

or such other address or fax number as the relevant Party notifies to the other Parties, which change of address shall only take effect if delivered and received in accordance Clause 30.3.

33.3	A notice so addressed shall be deemed to have been received:

33.3.1	if personally delivered, at the time of delivery;

33.3.2	if sent by pre-paid, recorded delivery or registered post, two Business Days after the date of posting to the relevant address;

33.3.3	if sent by registered air-mail, five Business Days after the date of posting to the relevant address; or

33.3.4	if sent by fax, on successful completion of its transmission as per a transmission report from the machine from which the fax was sent, save that if such notice or communication is received after the end of normal working hours (and “normal working hours” shall be deemed to be 8.30 am and 5.30 pm on any Business Day in the country of the recipient), such notice or communication shall be deemed to have been received on the next Business Day.

34	EFFECT OF COMPLETION

34.1	Except to the extent that they have been performed and except where this Agreement provides otherwise, the warranties, representations, indemnities and obligations contained in this Agreement remain in force after Closing and Closing shall not in any way constitute a waiver of any Shareholders’ rights hereunder.

35	JURISDICTION

The Courts of England have non-exclusive jurisdiction to settle any claim, dispute or matter or difference which may arise out of or in connection with this Agreement (including, without limitation, claims for set-off or counterclaim) or the legal relationships established by this Agreement.

36	GOVERNING LAW

This Agreement is governed by, and shall be construed in accordance with, English law.

SCHEDULE 1

SHARE SUBSCRIPTION AMOUNTS

Name, address, fax number of authorised recipient of shareholder	Number of A Ordinary Shares to be issued on completion	Number of B Ordinary Shares to be issued on completion	Number of Preference Shares to be issued on completion	Total Investment ($)
[LION PARTY]	184,000,000			184,000,000
[BISON PARTY]		156,500,000		156,500,000
[LION CLP]			100	100
Total

SCHEDULE 2

DEED OF ADHERENCE

DEED OF ADHERENCE dated — made by — (the “Adhering Party”) in favour of the persons whose names are set out in the schedule to this deed.

RECITALS

(A)	This deed is supplemental to the Shareholders’ Agreement dated [—] made between the Lion Party, the Bison Party and the Company (the “Shareholders Agreement”).

(B)	[Name of transferring Shareholder] has agreed to transfer [a portion] [all] of its Shares to the Adhering Party and this deed is entered into pursuant to Clause 19 of the Shareholders’ Agreement.

1	REPRESENTATIONS AND WARRANTIES

The Adhering Party represents to each Existing Party that it has full power and authority and has obtained all necessary consents to enter into and perform the obligations expressed to be assumed by it under this Deed of Adherence and the Shareholders’ Agreement (and any other agreement or arrangement to be entered into by it in connection thereto), that the obligations expressed to be assumed by it under this Deed of Adherence and the Shareholders’ Agreement and each such other agreement are legal, valid and binding and enforceable against it in accordance with their terms and that the execution, delivery and performance by it of this Deed of Adherence and each such other agreement and arrangement, including but not limited to the Shareholders’ Agreement, will not:

(a)	result in a breach of, or constitute a default under, any agreement or arrangement to which it is a party or by which it is bound or under its constitutive documents; or

(b)	result in a breach of any law or order, judgment or decree of any court, governmental agency or regulatory body to which it is a party or by which it is bound.

2	OPERATIVE PROVISIONS:

The Adhering Party confirms that it has been given and read a copy of the Shareholders’ Agreement and covenants with each person named in the schedule to this deed (and any persons to whom the persons named in Schedule 1 of the Shareholders’ Agreement may have transferred shares in the Company in accordance with the terms of the Shareholders’ Agreement prior to the date of this deed) to perform and be bound by all the terms of the Shareholders’ Agreement as if the Adhering Party were [capacity in which the party is to adhere to be inserted] for the purposes of the Shareholders Agreement;

3	Unless the context requires otherwise, words and expressions defined in the Shareholders’ Agreement shall have the same meaning when used in this deed.

4	This deed is governed by English law.

DULY EXECUTED AND DELIVERED

AS A DEED ON THE DATE STATED ABOVE

[ADHERING PARTY]

[Appropriate deed execution clause]

by:

Acknowledged and Accepted:

[COMPANY]

by:

SCHEDULE 3

LUXCO1 SHAREHOLDERS’ AGREEMENT

SCHEDULE 4

PLEDGE AGREEMENT

SCHEDULE 5

INVESTOR REPRESENTATION LETTER

SCHEDULE 6

REGISTRATION RIGHTS AGREEMENT

IN WITNESS WHEREOF this Agreement has been executed as a DEED on the date that appears on the first page of this Agreement by:

[Deed execution clauses]